UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.        )

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IHEARTMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MESSAGE TO OUR STOCKHOLDERS

March 29, 2022

To Our Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of iHeartMedia, Inc. (the “Company”) to be held on Tuesday, May 10, 2022, at 10:00 a.m. Eastern Time. Our Annual Meeting will be a completely virtual meeting of stockholders that will be conducted via live webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2022. Utilizing the latest technology and a virtual meeting format will allow stockholders to participate from any location and we expect will lead to increased attendance, improved communications and cost savings for our stockholders and the Company. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on May 9, 2022 and enter your 16-digit control number.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card.

We appreciate your interest in and support of iHeartMedia and look forward to your participation at the Annual Meeting.

Sincerely,

Robert W. Pittman

Chairman and Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 10, 2022

Dear Fellow Stockholder:

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of iHeartMedia, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 10, 2022, at 10:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2022 and entering your 16-digit control number included on your proxy card. The Annual Meeting will be held for the following purposes:

Proposals

1	The election of Cheryl Mills, Robert W. Pittman and James A. Rasulo to our board of directors to serve as Class III directors, each for a one-year term ending at the 2023 Annual Meeting of Stockholders

2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022

3	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers

While all of the Company’s stockholders are invited to attend the virtual Annual Meeting, only holders of record of our outstanding shares of Class A common stock at the close of business on March 17, 2022, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to InvestorRelations@iHeartMedia.com, stating the purpose of the request and providing proof of ownership of Company stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the proxy card that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. The holders of our Class B common stock and Special Warrants are not entitled to notice of or to vote on any matter before the Annual Meeting.

Important Information for Holders of Class A Common Stock

It is important that your shares be represented regardless of the number of shares you may hold as of the record date. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope, which is addressed for your convenience and needs no postage if mailed in the United States. We encourage stockholders to submit their proxy by mail or via telephone or over the Internet. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The Company asks your cooperation in promptly submitting your proxy.

YOUR VOTE IS IMPORTANT

If you would like to attend the virtual Annual Meeting, please refer to the logistical information in the section titled “Questions and Answers About the 2022 Annual Meeting of Stockholders.”

By Order of the Board of Directors,

Jordan R. Fasbender

Executive Vice President, General Counsel

and Secretary

March 29, 2022

Forward-Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about the anticipated impact of COVID-19 pandemic on our business, financial position and results of operations, capital and operating expense reduction initiatives, and our business plans, strategies and initiatives, including our ESG initiatives, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included herein include, but are not limited to: risks related weak or uncertain global economic conditions; the impact of the COVID-19 pandemic; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; impact of our substantial indebtedness; impact of acquisitions, dispositions and other strategic transactions; legislative or regulatory requirements; impact of legislation, ongoing litigation or royalty audits on music licensing and royalties; regulations and concerns regarding privacy and data protection; risk associated with our emergence from the Chapter 11 Cases; risks related to our Class A common stock; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

iHeartMedia, Inc.

20880 Stone Oak Parkway

San Antonio, TX 78258

EXECUTIVE SUMMARY

2022 Annual Meeting Information

Date and Time: Tuesday, May 10, 2022 10:00 a.m. Eastern Time	Location: www.virtualshareholdermeeting. com/IHRT2022	Record Date: March 17, 2022	Proxy Mail Date: On or about March 29, 2022

How to Vote

By Internet: Visit the website listed on your proxy card	By Phone: Call the telephone number on your proxy card	By Mail: If you received paper copies, sign, date and return your proxy card in the provided envelope	During the Annual Meeting: Participate in the Annual Meeting webcast using your 16-digit control number

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of iHeartMedia, Inc. (the “Company,” “iHeartMedia,” “iHeart,” “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders to be held on Tuesday, May 10, 2022 (the “Annual Meeting”), at 10:00 a.m. Eastern Time, and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2022 and entering your 16-digit control number included on your proxy card. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on May 9, 2022 and enter your 16-digit control number.

Only holders of record of outstanding shares of our Class A common stock (our “Class A stockholders”) at the close of business on March 17, 2022 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on the Record Date, there were 120,983,728 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. The holders of our Class B common stock and certain warrants to purchase shares of our Class A common stock or Class B common stock (the “Special Warrants”) issued in connection with our emergence from bankruptcy (“Emergence”) are not entitled to vote on any matter before the Annual Meeting. We refer to our Class A common stock and our Class B common stock together as our “common stock”.

This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2021 (the “2021 Annual Report”) will be sent on or about March 29, 2022 to our Class A stockholders (as of the Record Date).

This section summarizes and highlights certain information contained in this proxy statement, but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2021 Annual Report to Stockholders carefully before voting. Frequently asked questions and logistical information regarding the Annual Meeting is available in the section titled “Questions and Answers About the 2022 Annual Meeting of Stockholders” beginning on page 74.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders To Be Held on May 10, 2022:

THIS PROXY STATEMENT AND OUR 2021 ANNUAL REPORT ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT www.proxyvote.com.

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation

Proposal No. 1: To elect Cheryl Mills, Robert W. Pittman and James A. Rasulo to our board of directors to serve as Class III directors, each for a one-year term ending at the 2023 Annual Meeting of Stockholders	8	Plurality of votes cast	FOR each Director nominee

Proposal No. 2: To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022	31	Majority of votes cast	FOR

Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	33	Majority of votes cast	FOR

Director Nominees and Continuing Directors

Director	Board Class	Director Since	Independent	Committee Memberships
				A	C	NCG

Director Nominees

Cheryl Mills	Class III	2020	✓		✓	Chair

Robert W. Pittman (Chairman and CEO)	Class III	2011

James A. Rasulo (Lead Independent Director)	Class III	2019	✓	✓	Chair	✓

Continuing Directors

Richard J. Bressler	Class II	2008

Brad Gerstner	Class I	2019	✓	Chair

Graciela Monteagudo	Class II	2021	✓	✓

Kamakshi Sivaramakrishnan	Class II	2019	✓		✓	✓

Samuel Englebardt	Class I	2022	✓	✓

A = Audit Committee

C = Compensation Committee

NCG = Nominating and Corporate Governance Committee

Fiscal 2021 Overview

Fiscal 2021 was a year of meaningful growth for the Company. Despite the continuing impact of the COVID-19 pandemic, the Company significantly advanced its strategic initiatives, delivered strong results and exercised disciplined capital management, all of which drove long-term value for its stockholders, and all while supporting the health and safety of its employees, listeners and communities.

#1 Audio media company in the United States based on consumer research	5x the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton	260 million fans & followers

#1 Podcast Publisher in the United States, with more downloads than the next 4 publishers combined	$3,558M in revenues for 2021	Acquired Triton in the first quarter of 2021

Most #1 ranked station groups across top 160 markets and largest 50 markets	148% increase in podcast revenues in 2021	iHeart has the only total audio media ecosystem

2021 Business and Performance & Highlights

Against a continuing backdrop of uncertainty resulting from the emergence of COVID-19 variants, the Company delivered strong operational and financial performance in 2021 including:

●	Revenue increased 21% to $3.6 billion, from $2.9 billion in the prior year.

●	Digital Audio Group revenue increased 76% as compared to 2020, including a 148% increase in Podcast Revenue and a 56% increase in Digital Revenue excluding Podcast.

●	Multiplatform Group revenue increased 13% as compared to 2020.

●	Consolidated operating income was $155 million compared to an operating loss of $1.7 billion in the prior year.

●	Consolidated net loss was $158 million compared to a net loss of $1.9 billion in the prior year.

●	Consolidated Adjusted EBITDA[1] increased 51% to $811 million, from $539 million in the prior year.

●	Cash flows from operating activities increased 53% to $331 million, from $216 million in the prior year.

●	Adjusted Free Cash Flow[1] increased 30% to $169 million, from $131 million in the prior year.

●	Cash balance and total available liquidity[2] of $352 million and $775 million, respectively, as of December 31, 2021.

●	Continued deleveraging, with voluntary debt and preferred stock repayments of over $300 million.

●	Executed debt financing transactions in 2021 that are expected to result in a reduction of approximately $13 million in annualized cash interest payments.

[1]	See Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.
[2]

Total available liquidity is defined as cash and cash equivalents of $352 million plus available borrowings under our ABL Facility of $423 million. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

●	Substantial expansion of the trading liquidity and the public float for our Class A common stock.

●	Stock price increase of 62% year over year.

2021 Operational Highlights

The Company continued to execute on its multi-year strategy, creating a best-in-class audio technology solution across broadcast, streaming and podcasts that complements its leading position in content and distribution. The Company continued to build share of radio revenue and accelerated its efforts to tap into the much larger television and digital total addressable markets (“TAMS”) using its multiplatform distribution channels, including digital and podcasting, as well as its advertising technology assets. The Company also continued its development of its full range of audio products for consumers. The Company made important progress on its strategic goals, including as follows:

●	iHeartMedia is the number one audio media company in the United States based on the consumer reach of its broadcast assets alone.

●

According to Nielsen, for the 18-49 demographic, iHeart is ranked #1 in 28 of Nielsen’s Top 50 metros, and #1 in 98 markets overall—that’s more #1 markets than the next two largest radio companies combined.

●

Our iHeartRadio digital platform is the number one streaming broadcast radio platform—with five times the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton.

●

We are the number one podcast publisher—and we are three times the size of the next largest commercial podcast publisher as measured by audience, according to Podtrac, and have the most shows featured in the Top 10 across all categories.

●

In the first quarter of 2021, we acquired Triton Digital, the global technology and services leader to the digital audio and podcast industry. This acquisition, combined with our Jelli, Radiojar, and Voxnest assets, establishes iHeartMedia as the only company with a total audio advertising technology and data solution, providing both supply-side and demand-side services for all forms of audio—on-demand, broadcast radio, digital streaming radio, and podcasting.

●	We launched the Triton Audio Marketplace, a global open audio exchange offering access to the largest single pool of audio audiences across broadcast, streaming and podcast properties.

●

We established two new business operating segments within iHeartMedia—The iHeartMedia Multiplatform Group and the iHeartMedia Digital Audio Group. The iHeartMedia Multiplatform Group includes our Markets Group with its 860+ radio stations in 160 markets; our Events business; Premiere Networks, which includes Premiere Networks and TTWN; BIN: Black Information Network; our National Sales organization; and our SmartAudio suite of data targeting and attribution products. The iHeartMedia Digital Audio Group includes podcasting, the industry-leading iHeartRadio service, our digital sites, our newsletters, our digital services and programs and our digital advertising technology companies, including Jelli, Radiojar, Unified, Voxnest and Triton Digital.

●

Our personalities, stations and brands have a social footprint that includes 260 million fans and followers, as measured by ListenFirst, which is ten times the size of the next largest commercial broadcast audio media company.

●	We held local live and virtual events and eight major nationally recognized tentpole events, which provide significant opportunities for consumer promotion, advertising and social amplification.

●	We launched My Cultura, a joint venture with Enrique Santos, dedicated to elevating Latinx voices and creators and to sharing the Latinx experience with millions of listeners.

●

We have industry-leading audio sports assets, which includes the largest sports podcast network in the industry, which has partnerships with the NFL and the NBA, and the iHeart Sports Network, which reaches approximately 75 million Americans, according to Nielsen.

●

We continued to strengthen our Diversity, Equity & Inclusion commitment by implementing and planning a number of new initiatives. (See Corporate Culture of Diversity & Inclusion for additional detail).

●	We continue to modernize the Company, utilizing new technologies to make our operations more efficient, and we have developed long-term structural expense savings within our cost structure.

Response to COVID-19

Although the first severe wave of COVID-19 has passed, the country continues to face dislocation and uncertainty as the result of new COVID-19 variants that have emerged. Throughout these challenging times, the Company has continued to support its employees, listeners, and the thousands of communities we serve while responding to the resulting business impact. These actions have included:

●	Enhanced health, wellness and safety measures and resources for our employees and their families.

●	Ongoing support for our listeners and communities through community giving and outreach, including in-kind contributions and local fundraising campaigns.

●

Keeping our listeners informed as a major voice for vaccination education and awareness with our messages delivering more than 4.5 billion impressions, reaching nearly 90% of Americans with messages around slowing the spread of the virus, education and encouraging vaccination through science-based messaging and interviews with public health officials and doctors, particularly to the highest-priority populations and vulnerable communities.

●	Providing consistent and trusted support and companionship in times of crisis and need through our personalities, brands and platforms.

Corporate Governance Highlights

iHeartMedia is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders. The following chart provides an overview of our corporate governance practices:

Independent Oversight

  All of our current non-employee directors (6 of 8) are independent

  Strong lead independent director with substantive responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board

  Regular executive sessions of non-employee directors at Board meetings (chaired by lead independent director) and committee meetings (chaired by independent committee chairs)

  100% independent Board committees

  Active Board and committee oversight of the Company’s strategy and risk management

Board Effectiveness

  Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy

  Annual assessment of director skills and commitment to Board diversity to ensure Board meets the Company’s evolving needs

  Highly engaged Board with all current directors having attended all applicable meetings, except one director who attended approximately 92% of total number of meetings of the Board and committees on which they served in 2021

  Annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee

  Ongoing director education

Stockholder Rights

  Our classified Board structure (initiated at Emergence) sunsets in 2023; annual director elections beginning with 2023 annual meeting

  No supermajority voting requirement to amend bylaws; charter supermajority voting requirement sunsets on May 1, 2022

Good Governance Practices

  Development and periodic review of succession plans for members of senior management

  Code of Business Conduct + Ethics applicable to directors and all employees, which reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability

  We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel

  Stock ownership guidelines for directors and executive officers

  Responsible corporate citizenship and environmental initiatives

  Annual review of Governance Guidelines and committee charters

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board has nominated Cheryl Mills, Robert W. Pittman and James A. Rasulo as Class III director nominees for election at the Annual Meeting.

Our Board is currently comprised of eight directors. As described in our Fifth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) our Board is currently divided into three classes. The term of our Class III directors currently in office expires at this Annual Meeting, and the term of all of directors, including our Class I, Class II and Class III directors, expires at the annual meeting of stockholders in 2023. Our Certificate of Incorporation provides that, beginning with our annual meeting of stockholders in 2023, our Board will be declassified and all director nominees will stand for election for one-year terms that expire at the following year’s annual meeting. The following table describes the schedule for the election of our directors over the next three annual meetings and the terms our directors will serve if elected.

Meeting at which Standing for Election	Class of Directors	Term following Election

2022 Annual Meeting	Class III	One-year term expiring at 2023 Annual Meeting

2023 Annual Meeting	All directors	One-year term expiring at 2024 Annual Meeting

Board Diversity Matrix (as of March 29, 2022)

Total Number of Directors			8

	Female	Male		Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	5		0	0

Part II: Demographic Background
African American or Black	1	0		0	0

Alaskan Native or Native American	0	0		0	0
Asian	1	0		0	0

Hispanic or Latinx	1	0		0	0
Native Hawaiian or Pacific Islander	0	0		0	0

White	0	5		0	0
LGBTQ+			0

Did Not Disclose Demographic Background			0

Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of Cheryl Mills, Robert W. Pittman and James A. Rasulo as Class III directors.

If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Cheryl Mills, Robert W. Pittman and James A. Rasulo as Class III directors. Cheryl Mills, Robert W. Pittman and James A. Rasulo currently serve on our Board and have indicated their willingness to continue to serve if elected. However, if any such director nominee should be unable to serve, or for good cause will not serve, the shares of Class A common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

Our Board of Directors

Director Biographies

Class III director nominees to be elected at the 2022 Annual Meeting (subsequent terms to expire in 2023)

Director Since: 2020 Age: 57 Committee Memberships: • Nominating and Corporate Governance Committee (CHAIR) • Compensation Committee

CHERYL MILLS

Ms. Mills is Founder and Chief Executive Officer of the BlackIvy Group LLC, a private holding company that builds and grows businesses in Sub-Saharan Africa. Previously, she served as Chief of Staff to former Secretary of State Hillary Clinton and Counselor to the U.S. Department of State from 2009 to 2013. Ms. Mills was with New York University from 2002 to 2009, where she served as Senior Vice President for Administration and Operations, General Counsel and as Secretary of the Board of Trustees. She also served as Senior Vice President for Corporate Policy and Public Programming at Oxygen Media from 1999 to 2001. Prior to joining Oxygen Media, Ms. Mills served as Deputy Counsel to President Clinton and as the White House Associate Counsel. Ms. Mills currently serves on the board of directors of BlackRock, Inc., a financial services company that she joined in 2013. She previously served on the board of directors of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, from 2003 to 2006. Ms. Mills received her B.A. from the University of Virginia and her J.D. from Stanford Law School. Ms. Mills brings to the Board a range of leadership experiences from private equity, government and academia, and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, public policy, corporate administration and corporate governance.

Director Since: 2011 Age: 68 Committee Memberships: • None

ROBERT W. PITTMAN

Mr. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. Mr. Pittman was also the Executive Chairman of Clear Channel Outdoor Holdings, Inc. (“CCOH”) from January 2012 to March 2015 and Chairman and Chief Executive Officer of CCOH from March 2015 to May 2019. Mr. Pittman served as a director of CCOH from October 2011 to May 2019. From November 2010 to October 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for the Company and iHeartCommunications. He was the founding member and investor in the Pilot Group LP (“Pilot Group”), a private equity investment company, from April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001 and President and CEO of AOL Networks from October 1996 to February 1998. Earlier in his career, he was the programmer who led the team that created MTV and was later CEO of MTV Networks, Inc. and CEO of Six Flags Theme Parks, Inc., Time Warner Enterprises, Inc. and Century 21 Real Estate Corporation. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, and we believe his extensive media experience gained through the course of his career is valuable to the Board.

Director Since: 2019 Age: 66 Committee Memberships: • Audit Committee • Compensation Committee (CHAIR) • Nominating and Corporate Governance Committee

JAMES A. RASULO

Mr. Rasulo was formerly an executive at Walt Disney Company from 1986 through 2015, having spent his last five years at Disney as the Chief Financial Officer and Senior Executive Vice President. During his tenure at Walt Disney, among other roles, he served as the Chairman of Walt Disney Parks & Resorts. Mr. Rasulo served on the board of Saban Capital Acquisition Corporation from September 2016 to April 2019, where he sat on the Audit Committee. Mr. Rasulo is a graduate of Columbia University and received his M.A. & M.B.A. from the University of Chicago. Mr. Rasulo’s proven business acumen and extensive experience serving in executive management roles at a large publicly traded company brings tremendous value to the Board.

Class I directors (terms to expire in 2023)

Director Since: 2019 Age: 50 Committee Memberships: • Audit Committee (CHAIR)

BRAD GERSTNER

Mr. Gerstner has served, since 2008, as the CEO and CIO of Altimeter Capital Management, LP, an internet, software and travel focused investment firm that he founded in 2008. Mr. Gerstner also served as Chief Executive Officer, President and Chairman of the board of directors of Altimeter Growth Corp. from August 2020 to December 2021 and of Altimeter Growth Corp. 2 since January 2021, both of which are or were public special purpose acquisition companies. Prior to launching Altimeter Capital Management, LP, Mr. Gerstner was an internet entrepreneur, co-founding two internet search start-ups. Additionally, Mr. Gerstner previously served as a board member and compensation committee member of Orbitz, Inc. and as a board member of private companies SilverRail Technologies, Duetto Research and HotelTonight. Mr. Gerstner holds a B.S. in economics and political science from Wabash College, a J.D. from Indiana University School of Law and an M.B.A. from Harvard Business School. Mr. Gerstner has advised a broad range of companies on business, financial and value-creation strategies. Mr. Gerstner’s proven financial acumen and background in analyzing financial markets brings a depth of knowledge and practical experience to the Board.

Director Since: 2022 Age: 44 Committee Memberships: • Audit Committee

SAMUEL E. ENGLEBARDT

Samuel Englebardt has served as a Co-founder and Partner at Galaxy Digital, a technology-driven financial services and investment management firm, since 2018 and the Founding General Partner of Galaxy Interactive, a venture capital franchise focused on companies operating at the intersection of content, finance and technology, since 2018. From 2017 to 2018, Mr. Englebardt was Partner and Managing Director at Galaxy Investment Partners. He is a media and technology investor and content producer who has created, acquired and/or financed a broad range of traditional and digital businesses and dozens of films and television shows over the past decade. Prior to Galaxy Digital, Mr. Englebardt was a Partner and Managing Director at Lambert Media Group (“LMG”) from 2008 to 2016, where managed a portfolio of early-stage media tech venture investments. Before LMG, Mr. Englebardt was a Vice President and Financial Advisor at Alliance Bernstein from 2006 to 2008. Mr. Englebardt earned his J.D. from Harvard Law School and received his B.A. in philosophy and political science from the University of Colorado at Boulder. Mr. Englebardt’s deep experience with digital assets, including the metaverse and web3, is expected to be invaluable to the Board as it expands its digital business.

Class II directors (terms to expire in 2023)

Director Since: 2008 Age: 64 Committee Memberships: • None

RICHARD J. BRESSLER

Mr. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. Mr. Bressler also served as the Chief Financial Officer of CCOH from July 2013 to May 2019. Prior thereto, Mr. Bressler was a Managing Director at the private equity investment company, Thomas H. Lee Partners, L.P. (“THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of EY since 1979. Mr. Bressler has been one of our directors since July 2008. Mr. Bressler also currently is a director of Gartner, Inc., where he sits on the Audit Committee. Mr. Bressler previously served as a member of the boards of directors of Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler’s experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL, Gartner and EY are all important contributions to the Board.

Director Since: 2019 Age: 46 Committee Memberships: • Compensation Committee • Nominating and Corporate Governance Committee

KAMAKSHI SIVARAMAKRISHNAN

Ms. Sivaramakrishnan was the founder and CEO of Drawbridge Inc., an identity management company enabling brands and enterprises to create personalized online and offline experiences for their customers. In 2019, Drawbridge was acquired by LinkedIn, a Microsoft company, where Ms. Sivaramakrishnan currently leads the Drawbridge integration and identity charter for LinkedIn Marketing Solutions. Prior to founding Drawbridge in November 2010, Ms. Sivaramakrishnan was a Senior Research Scientist at AdMob, which was acquired by Google in 2010. Ms. Sivaramakrishnan has also served on the board of directors of LiveRamp Holdings, Inc., a data connectivity platform company, since November 2020. Ms. Sivaramakrishnan received her Ph.D. in Information Theory and Algorithms from Stanford University. Ms. Sivaramakrishnan’s entrepreneurial experience, expertise of data and technology and business acumen bring extensive knowledge to the Board.

Director Since: 2021 Age: 55 Committee Memberships: • Audit Committee

GRACIELA MONTEAGUDO

Ms. Monteagudo served as Chief Executive Officer of LALA U.S., a producer and distributor of dairy-based products from March 2017 to December 2018. Ms. Monteagudo previously served as Senior Vice President and President, Americas for Mead Johnson Nutrition Company, a global manufacturer of infant formula, from July 2015 to February 2017 where she was responsible for Mead Johnson’s businesses in North America and Latin America. Between May 2012 and June 2015, Ms. Monteagudo served as Mead Johnson’s Senior Vice President and General Manager, North America and Global Marketing. Prior to that, Ms. Monteagudo served in several capacities for Walmart Mexico, most recently as Senior Vice President and Business Unit Head, Sam’s Club. Ms. Monteagudo has served as a director of WD 40 Company since June 2020, where she serves on its audit and finance committees, and as a director of ACCO Brands Corp since 2016, where she serves on its compensation and human capital committee and nominating, governance and sustainability committee. Ms. Monteagudo is a National Association of Corporate Directors (NACD) Board Leadership Fellow. She received her Bachelor of Science in Industrial Engineering from Universidad Panamericana and her Master’s in Business Administration from Instituto Tecnológico Autónomo de México. Ms. Monteagudo brings to the Board a range of commercial and public company leadership experiences, as well as expertise in digital marketing, e-commerce, consumer goods and international operations, all of which the Board believes will be important contributions to the Board.

CORPORATE GOVERNANCE

Governance Overview

We are committed to maintaining robust governance practices and a strong ethical culture that benefit the long-term interests of our stockholders. The Company, with the oversight of the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder feedback, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business. Our corporate governance and compliance practices include:

●	Independent Oversight. A majority of the current directors of the Board (6 of 8) are independent directors, including a strong lead independent director and fully independent Board committees.

●	Sunset of Initial Classified Board Structure. The current classified Board structure (adopted at Emergence) will sunset in 2023 and the Board will hold annual director elections beginning next year.

●

Prohibition on Hedging and Pledging. We prohibit all directors and executive officers from engaging in hedging transactions, including options (such as puts or calls) or other financial instruments (such as forward contracts, equity swaps, collars or exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit all directors and executive officers from pledging Company securities, unless specifically pre-approved by the Company’s General Counsel.

●	Board and Committee Self-Evaluations. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees.

●

Stockholder Engagement. The Company participates in investor conferences and holds numerous meetings with stockholders to discuss various topics, including its financial performance, strategy, response to COVID-19, corporate governance, environmental, social & governance (“ESG”) practices and executive compensation program.

●	Succession Planning. The Board engages in periodic review of succession plans for members of senior management.

●

Environmental, Social & Governance. iHeartMedia is dedicated to serving the communities in which we live and work – especially in times of need – and we are equally committed to strengthening our ESG strategy as a path to advancing our sustainability and societal impact. We will continue to prioritize the areas of impact that present the greatest opportunities and risks to our business, communities, planet and stakeholders and report our progress in our ESG Report and Annual Impact Report.

●

Prioritizing a Diverse, Equal and Inclusive Workforce. At iHeartMedia, diversity and inclusion are key to our success; as a company, we value diversity and respect all voices, from both inside and outside our company. Since our company reaches 90% of all Americans every month, listening to, understanding and integrating input from diverse voices and views are critical to our business success. One of our top priorities at iHeartMedia is to create an inclusive organizational culture to attract and develop a dynamic workforce that is as diverse as the audiences and communities we serve.

●

Independent, Anonymous Complaint Process. The Company maintains a third-party managed hotline (“Hotline”) that permits the anonymous reporting of violations of our Code of Business Conduct + Ethics and other concerns. All Hotline submissions are reviewed and investigated by appropriate members of management. The results of all such investigations are reported to senior management and the Audit Committee quarterly.

Our Board has adopted Governance Guidelines, a Code of Business Conduct + Ethics and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Governance Guidelines and our Code of Business Conduct + Ethics in the “Corporate Governance” section of the “Investor Relations” page of our website located at www.iheartmedia.com, or by writing to our Secretary at our offices at 20880 Stone Oak Pkwy, San Antonio, Texas 78258.

Board Composition

Our Board currently consists of eight (8) members: Robert W. Pittman, Richard J. Bressler, James A. Rasulo, Samuel E. Englebardt, Brad Gerstner, Graciela Monteagudo, Cheryl Mills and Kamakshi Sivaramakrishnan. As described above, our Board is currently divided into three classes. The term of our Class III directors currently in office expires at this Annual Meeting. Our Certificate of Incorporation provides that, beginning with our annual meeting of stockholders in 2023, our Board will be declassified and all director nominees will stand for election for one-year terms that expire at the following year’s annual meeting. Through the 2023 annual meeting, our directors may be removed only for cause, at a meeting called for that purpose. Following the 2023 annual meeting, our directors may be removed with or without cause, by a majority of all outstanding shares of common stock entitled to vote.

Director Independence

Our Board of Directors has affirmatively determined that Messrs. Englebardt, Gerstner and Rasulo and Mses. Sivaramakrishnan, Mills and Monteagudo are each an “independent director,” as defined under the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”) and under the standards adopted by the Board in the Company’s Governance Guidelines that are available on our website, www.iheartmedia.com. Gary Barber, a former member of our Board from Emergence through February 2022, was previously determined to be independent while he served on the Board.

Director Candidates

The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.

To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may identify potentially qualified director candidates through a number of channels, including soliciting our current directors and executives for the names of potentially qualified candidates or asking directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. In 2021 and 2022, the Nominating and Corporate Governance Committee retained a search firm to identify qualified director candidates. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director.

Upon our Emergence, James A. Rasulo became a member of our Board pursuant to our Plan of Reorganization. Cheryl Mills was recommended to serve on our Board by our Chief Executive Officer and a third-party search firm.

In accordance with our Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s (i) experience in positions with a high degree of responsibility; (ii) leadership roles in organizations with which they are affiliated; (iii) the time, energy, interest and willingness to serve as a member of the Board; and (iv) contributions they can make to the Board and oversight of the Company’s business. The Board evaluates each candidate in the context of the Board as a whole and recommends candidates who can best contribute to the future the success of the Company and represent stockholder interests through the exercise of sound judgment using the group’s diversity of skills and experience. Our Board also seeks to have members from diverse backgrounds, including, among other attributes, gender, ethnicity and professional experience.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Nominating and Corporate Governance Committee, c/o Secretary. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications From Stockholders

Stockholders and other interested parties may contact the Board as a group, a specified Board committee or individual members by writing to the following address: iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Secretary. Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We may also refer communications to other departments at the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

Stockholder Engagement

The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2021, the Company, led by our senior management and Board, continued its strong level of engagement with its stockholders, and engaged with stockholders representing approximately 70% of the Company’s stockholder base. This engagement included participation in several investor conferences and numerous meetings and correspondence with stockholders to discuss our financial performance, strategy, response to COVID-19, corporate governance, ESG practices and executive compensation program. Our Annual Impact Report and ESG Report reflect the results of the Company’s outreach on ESG matters. This feedback provides the Company with important insights, which management shares with the Board, and the Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance.

Self-Evaluation

Our Board conducts an annual self-evaluation process to determine whether the Board, its committees and the directors are functioning effectively. This includes survey materials and a report to, and discussion of survey results with, the Nominating and Corporate Governance Committee, as well as each committee and the full Board’s respective results. The survey materials solicit feedback on board composition, board process and function, board responsibilities and board committees. The directors use the results to identify trends and themes and discuss potential action items in order to increase the effectiveness of the Board and its committees. Each committee also conducts its own annual self-evaluation to assess the functioning of the committee and the effectiveness of the committee members, including the committee chair. In addition, focus areas identified through the evaluation are incorporated into the Board’s agenda for the following year All directors are free to make suggestions on improvement of the Board’s or the committees’ practices at any time and are encouraged to do so.

Board Leadership Structure

The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Independent Director, and highly qualified, active independent directors. Our Board exercises its judgment in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that the Board believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board has concluded that the current structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including for the following reasons:

●

Our Chief Executive Officer is more familiar with our business and strategy than a non-employee chairman and is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Independent Director, leadership in focusing its discussions, review and oversight of the Company’s strategy, business, and operating and financial performance;

●	A single Chairman and Chief Executive Officer provides strong and consistent leadership for our Company, without risking overlap or conflict of roles;
●	A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice;
●	The structure allows for efficient decision-making and focused accountability;
●	Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman; and
●	Our strong Lead Independent Director provides similar benefits to those associated with an independent Chairman.

The Board continues to believe that it is in the best interest of the Company and its stockholders for Mr. Pittman to serve as Chairman and Chief Executive Officer, considering the strong role of our Lead Independent Director and other corporate governance practices that provide independent oversight of management.

Our Governance Guidelines provide that, if our Chairman of the Board is not an independent director, the independent directors will select an independent director to act as Lead Independent Director. Since our Emergence, James A Rasulo has served as our Lead Independent Director. The Lead Independent Director’s responsibilities include:

●	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and of non-management directors;
●	having discretion to call meetings of the independent directors;
●	facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
●	serving as the principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;
●

communicating, as appropriate in his or her judgment, to the Chairman and management any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings;

●	providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;
●	working with the Chairman to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items;
●	working with the Chairman on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board;
●	authorizing the retention of advisors and consultants who, when appropriate, report directly to the Board;
●	in consultation with the Nominating and Corporate Governance Committee, reviewing and reporting on the results of the Board and committee performance evaluations;

●	periodically meeting on an individual basis with independent directors to discuss Board and committee performance, effectiveness and composition;
●

leading the independent directors’ evaluation of the effectiveness of the Chairman (as Chairman), including his or her interactions with directors and ability to provide leadership and direction to the Board;

●	if requested, and in coordination with management, to be available for consultation and direct communication with stockholders; and
●	participating in crisis management oversight, as appropriate under the circumstances.

The Board believes that this management and Board leadership structure, combined with the oversight of the Board comprised of a majority of independent Directors, a strong Lead Independent Director with significant responsibilities and the Company’s robust corporate governance policies and procedures, effectively maintains independent oversight of the Company.

Board’s Role in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day operations. Our risk management philosophy strives to:

●	timely identify the material risks that we face;
●	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
●	implement appropriate and responsive risk management strategies consistent with our risk profile; and
●	integrate risk management into our decision-making.

The Board has designated the Audit Committee to broadly oversee risk management in accordance with our Audit Committee Charter. Under the oversight of the Audit Committee, and with the support of the compliance function and the internal and external audit functions, we operate an enterprise-wide risk management governance framework that sets standards and provides guidance for the identification, assessment, monitoring and control of the most significant risks facing the Company and that have the potential to affect stockholder value, our customers and colleagues, the communities in which we operate and the safety and soundness of the Company. The Audit Committee then oversees the implementation and effectiveness of strategies to address these risks. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

Our Audit Committee is also responsible for overseeing quality and integrity of accounting, internal control and financial reporting practices, legal and ethical compliance programs and cyber security risks, which include regular updates from senior management on data privacy and cyber security risks each year. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions, including as relates to the ongoing COVID-19 pandemic. Our Compensation Committee oversees risks related to the Company’s compensation practices and policies. Our Nominating and Corporate Governance Committee oversees risks related to environmental, social, sustainability and governance matters. The Board believes that its role in the oversight of our risks supports its determination that the Board’s leadership structure effectively maintains independent oversight of the Company.

The Company’s risk oversight framework and key areas of responsibility are illustrated below:

Code of Conduct

Our Code of Business Conduct + Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our internet website at www.iheartmedia.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.iheartmedia.com.

Governance Guidelines

We operate under Governance Guidelines that set forth our corporate governance principles and practices on a variety of topics, including director qualifications, director responsibilities, board leadership, and the composition and functioning of the Board. Our Governance Guidelines are designed to maximize long-term stockholder value, align the interests of the Board with those of our stockholders and promote high ethical conduct among our directors. The Governance Guidelines include the following key practices to assist the Board in carrying out its responsibility for the business and affairs of iHeartMedia:

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. Among its provisions, the policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Executive Sessions

The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Lead Independent Director.

Attendance by Members of the Board of Directors at Meetings

There were 8 meetings of the Board during the fiscal year ended December 31, 2021. During the fiscal year ended December 31, 2021, each incumbent director attended all meetings of the Board and all meetings of the committees on which the director served during the period in which he or she served as a director, except for one director who attended approximately 92% of such meetings. In addition, all of our directors then in office attended our 2021 annual meeting of stockholders.

Under our Governance Guidelines, which is available on our website at www.iheartmedia.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare for and attend Board meetings and meetings of committees on which he or she serves. Pursuant to the Company’s Governance Guidelines, we expect Board members to attend the Annual Meeting.

Board Committees

Director	Committee Memberships
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Richard J. Bressler

Samuel E. Englebardt

Brad Gerstner	CHAIR

Cheryl Mills			CHAIR

Graciela Monteagudo

Robert W. Pittman

James A. Rasulo		CHAIR

Kamakshi Sivaramakrishnan

   CHAIR = Committee Chair

     = Member

Audit Committee Met 4 times in 2021 Current Committee Members: Brad Gerstner (CHAIR) Samuel E. Englebardt Graciela Monteagudo James A. Rasulo

Primary Responsibilities Include:

●  annually evaluate, determine the selection of and, if necessary, determine the replacement or rotation of the independent registered public accounting firm;

●  approve all auditing and non-audit services provided by the independent registered public accounting firm;

●  review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;

●  review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;

●  review with management, the internal auditors and the independent registered public accounting firm, our system of internal control, financial and critical accounting practices and our policies relating to risk assessment and risk management, including legal and ethical compliance programs;

●  review information technology procedures and controls, including as they relate to data privacy and cyber-security;

●  review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

●  review material pending legal proceedings involving the Company and other contingent liabilities.

Financial Expertise and Independence

All members of the Audit Committee meet the independence standards of Nasdaq and the Securities and Exchange Commission (“SEC”), as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Brad Gerstner, Samuel E. Englebardt and James A. Rasulo qualifies as an “audit committee financial expert” as defined by SEC rules.

Report

The Report of the Audit Committee is included beginning on page 32 of this proxy statement.

Nominating and Corporate Governance Committee Met 3 times in 2021 Current Committee Members: Cheryl Mills (CHAIR) James A. Rasulo Kamakshi Sivaramakrishnan

Primary Responsibilities Include:

●  identify individuals qualified to become members of our Board;

●  periodically review the Board’s Governance Guidelines and consider other governance matters and, as appropriate, make recommendations to the Board;

●  establish any qualifications, desired background, expertise and other selection criteria for members of our board of directors and any committee;

●  annually review committee assignments and make recommendations to the Board;

●  annually review ESG initiatives and strategy;

●  periodically consider other governance matters, and as appropriate, make recommendations to the Board;

●  oversee the annual self-evaluation process of the Board and its committees; and

●  recommend to our Board the director nominees for the next annual meeting of stockholders.

Independence

The Nominating and Corporate Governance Committee is comprised entirely of directors who are independent under Nasdaq rules.

Compensation Committee Met 4 times in 2021 Current Committee Members: James A. Rasulo (CHAIR) Cheryl Mills Kamakshi Sivaramakrishnan

Primary Responsibilities Include:

●  review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determine and approve the Chief Executive Officer’s and other executive officers’ compensation levels;

●  approve all awards to executive officers under our incentive compensation plans, as well as adopt, administer, amend or terminate such plans;

●  perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of our board of directors or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;

●  approve all awards to employees, executives and officers under our equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;

●  assist our Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;

●  review the Company’s employee compensation policies and practices as they relate to risk management to determine whether such compensation practices and policies could be reasonably likely to have a material adverse effect on the Company;

●  review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement or annual report on Form 10-K;

●  produce a Compensation Committee report on executive compensation for inclusion in the proxy statement or annual report; and

●  make recommendations to the Board regarding compensation of the Board.

Independence

Samuel E. Englebardt has been appointed to the Compensation Committee, effective April 1, 2022. Each member of the Compensation Committee and Mr. Englebardt qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Report

The Report of the Compensation Committee is included on page 48 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of James A. Rasulo, Cheryl Mills and Kamakshi Sivaramakrishnan. Gary Barber served as a member of our Compensation Committee during the year ended December 31, 2021. None of Mr. Rasulo, Ms. Mills, Ms. Sivaramakrishnan or Mr. Barber is or has been an officer or employee of the Company.

During 2021, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

COMMUNITY OUTREACH AND CORPORATE SOCIAL RESPONSIBILITY

Serving all of our communities across America is the core of what we do, and we place great emphasis on serving the neighborhoods and communities in which we live and work through our diverse portfolio of platforms and assets—broadcast, digital, podcasts, personalities, influencers, social, live events and more.

As the number one audio company in the United States, and the largest broadcast radio company, the most important responsibility we have is to the communities we serve. Our extensive community programs are built on the idea that through public awareness and education we can drive attention and action to bring deeper understanding of both world issues and individual community matters.

In 2021, iHeartMedia supported thousands of local and nonprofit organizations nationwide and raised hundreds of millions of dollars for critical issues, both in the U.S. and globally through:

∎	Media Inventory in the form of radio and digital PSAs and weekly long-form public affairs shows addressing specific local concerns.
∎	Taking Action—on air, digitally and on-site with our employees and personalities in communities facing disasters.
∎	Championing the Missions of various nonprofit groups.
∎

Advocating the Issues engaging local officials and decision makers through our Local Advisory Boards, local boards in select markets that carefully monitor public opinion and assist our teams in identifying and implementing projects that enable meaningful public service in each community.

∎	Supporting Locally Significant Events like walkathons, fundraising events and supply drives.

4,670,018 PSAs	25,145 Hours of Public Affairs Programming	$30,847,449 Raised Through Radiothons	+1,800 National and Local Nonprofits Supported

The Company’s local and national campaigns primarily fall into these categories:

2021 Highlights

In 2021, iHeart played a critically important role for – and in – its communities, providing support, information, resources and companionship, and helping to create positive change as the world began to return from lockdowns.

iHeart’s Ongoing Response to COVID-19 Pandemic

iHeart remains a major voice for vaccination education and awareness.

Every day, iHeart broadcast radio stations play an essential role in the lives of the communities in which we live and work, especially in times of crisis—and that has never been more critical than in the face of the COVID-19 pandemic. Throughout this unprecedented time our teams across the country are serving as the best examples of our mission—to give everyone a friend and trusted companion, especially in times of crisis and need. In fact, our personalities, brands, and platforms are more important in the lives of our listeners and communities than ever before, while our markets and stations are finding new, creative and vital ways to serve, reassure and strengthen their local communities during the ongoing pandemic.

As the pandemic has evolved, we have responsibly shifted our messaging to prioritize saving lives.

More than

4.5 BILLION

Impressions, reaching 88.4% of Americans, 49.8 times on average, with messages around slowing the spread of the virus, education and encouraging vaccination through science-based messaging.

iHeart stations have run more than

1.3 MILLION

Spots since March 2020 valued at nearly half a billion dollars of free public service announcements for nonprofit organizations, providing resources, services and information relating to the COVID-19 crisis.

“Get a vaccine” has been the #1 message on our stations for most of 2021.

iHeartRadio Communities Spotlight Media Grant Program

We are committed to making our media accessible to nonprofit organizations, especially those making a significant difference in the communities in which our employees live and work. In December 2020, iHeart launched the “iHeartRadio Communities Spotlight Media Grant Program,” an initiative to support organizations that are making a positive impact within the communities iHeart serves—using iHeart’s multi-platform media network to deliver messaging that is timely, relevant and hyper-targeted to most effectively serve underserved and impacted communities.

To date, the Company has committed $4 MILLION Worth of media to leading organizations supporting our communities and fighting against hate and racism.

Spotlight Media Grant Recipients

▶ UNCF ▶ NAACP ▶ Big Brothers, Big Sisters ▶ Stop AAPI Hate	▶ Asian Americans Advancing Justice ▶ The Ad Council’s Stop the Virus, Stop the Bias ▶ Faith & Blue	▶ National Urban League ▶ Shine a Light

Disaster Assistance and Response Plan

iHeart plays a critically important role in our communities when disasters or traumatic events occur.

During times of crisis, including the COVID pandemic, wildfires in California, Hurricane Ida, tornados in Kentucky and other locations and flooding in Louisiana, our platforms are essential to the lives of local residents. Our broadcast and digital platforms often serve as the sole source of information for disrupted areas – providing news and critical information on everything from storm updates and evacuation routes to food banks, rescue and medical care and running public service announcement messaging. Additionally, iHeartMedia established the iHeartMedia Disaster Relief Fund to assist those iHeartMedia employees who require assistance as the result of a declared natural disaster, such as a tornado, wildfire, flood, earthquake, or hurricane.

Addressing the National Opioid Epidemic and Mental Health

In 2021, iHeartMedia further invested in helping to combat the national opioid epidemic through our continued work with The National Opioid Action Coalition as well as by promoting safe and local prescription drop-off locations with the U.S. Drug Enforcement Administration. Additionally, iHeartMedia remained committed to its focus on mental health through our partnerships with leading mental health organizations, including the National Alliance on Mental Illness (NAMI) and the Child Mind Institute, to raise awareness of mental health issues and foster a culture within communities that supports talking about mental health issues like anxiety and depression.

Commitment to Veterans

For the last nine years, iHeartMedia has been committed to addressing veteran unemployment and employment retention and launched what is still the largest public service campaign in the Company’s history – iHeartRadio Show Your Stripes – to address the national veteran unemployment crisis. On Veteran’s Day 2021, iHeart unveiled an all-new Show Your Stripes program that realigns with some of the most pressing issues facing veterans today, including a focus on wellness – from health and emotional wellness to environmental, financial, intellectual, occupational, physical, social and spiritual wellness. Additionally, in 2021, iHeart created and produced iHeartCountry Veteran’s Day Broadcast “America Salutes You” which aired on Veteran’s Day.

iHeartIMPACT

iHeartIMPACT is a community impact division of iHeartMedia designed to help corporate brands partner with nonprofits through their advertising spends with iHeartMedia. iHeartIMPACT works with brands to achieve marketing goals on iHeart platforms, but also to invest in community organizations addressing critical social causes. To-date, this program has provided more than $4 Million in funding to nonprofits across dozens of issue areas.

The Environment & Sustainability

At iHeartMedia, our commitment to the environment spans every aspect of our business and we are continually looking for ways to reduce our environmental footprint at our stations, LEED certified executive headquarters and live events, and to model the proper behaviors for our employees. We regularly review and implement technology and other measures to make our offices and studios greener, including by reducing our power outputs. Additionally, given what we have learned about remote working during the pandemic, we are now well-positioned to modernize and resize many of our office spaces, which will diminish our consumption of environmental resources and further reduce the impact of our environmental footprint.

We support a number of nonprofit organizations that are helping to solve pressing issues facing our planet. We address environmental issues on-air through both nationally- and locally-targeted public service announcements, long-form programming and podcasts. We currently support a number of leading environmentally-focused organizations both nationally and locally.

In 2020, iHeartMedia launched iHeartRadio Earth, a long-term sustainability initiative designed to inspire iHeart’s millions of listeners to take action to positively impact the environment.

iHeartRadio Earth was developed in partnership with the National Environmental Education Foundation and VolunteerMatch and was designed to sharpen the company’s focus on sustainability with the goal of increasing listeners’ knowledge of simple actions they can take every day to help the environment. The campaign is rooted in the belief that millions of small actions have the potential to make a massive difference for the environment.

Since the program’s inception, iHeart has contributed $6 million in donated media across all iHeartMedia stations.

$6 MILLION In donated media contributed by iHeart across all iHeartMedia stations.

Editorial Guidelines and Broadcast Standards

iHeart is dedicated to ensuring trustworthy and valuable information for all audiences. We are licensed by the FCC which ensures community standards on all programming and have mandatory annual training on FCC regulations, the Emergency Alert System and the Digital Millennium Copyright Act compliance as well as a social media policy. News and information provided by iHeartMedia follows the basic tenets of good broadcast journalism – our reporting is fair, accurate and balanced.

ESG Reporting

As part of our commitment to advance ESG issues, we provide annual disclosures on our website at www.iheartmedia.com, including the below. Neither our ESG reporting nor any other information contained in our website is incorporated by reference into this proxy statement or any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Annual Community Impact Report

For the last ten years, we have reported annually on our deep and positive impact within the communities in which we live and work. The Annual Community Impact Report provides a snapshot of the contributions made by our employees and 860+ broadcast radio stations over the course of the year and reinforces continuous communication with our stakeholders – our stockholders, employees, advertisers, listeners, and others.

ESG Approach and Performance Reporting

We openly share our evolving ESG approach and performance on our website. As new programs are initiated and progress is made, we make every effort to communicate these details in real time through external reporting procedures.

Corporate Culture of Diversity & Inclusion

At iHeartMedia, diversity and inclusion are key to our success; we value diversity and respect all voices, from both inside and outside our Company. Because our Company reaches 90% of all Americans every month, listening to, understanding and integrating input from diverse voices and views are critical to our business success. Our diversity and inclusion efforts are led by our Chief Diversity Officer, who reports directly to our Chief Executive Officer and our President. One of our top priorities is to create an inclusive organizational culture to attract and develop a dynamic workforce that is as diverse as the audiences and communities we serve, which includes and supports gender identity and expression, race, sexual orientation, ethnicity, religion, socioeconomic background, age, disability, national origin and more. We achieve this through:

A Culture of Inclusion

Creating an inclusive organizational culture dedicated to attracting and developing an inclusive and talented workforce that will create and deliver a broad spectrum of content for our diverse audiences across our multiple platforms and live events.

▶	We encourage Company-wide input as part of our Company’s key organizational values, and continually provide opportunities for our team members to offer recommendations, insights and key learnings.

▶

The Company’s Diversity, Equity and Inclusion Advisory Committee, under the leadership of our Chief Diversity Officer and Senior Vice President of Diversity and Inclusion, plays a critically important role in strengthening and accelerating our efforts around diversity, equity and inclusion. Our efforts are focused on four important areas: leadership, workplace culture, workforce diversity and sustainability.

▶	Our Chief Executive Officer, President and other senior leaders have diversity and inclusion objectives embedded in their long-term performance goals.

Diversity, Equity and Inclusion Advisory Committee areas of focus:

▶	We will launch our planned Employee Resource Groups focused on Black, LatinX, Women, and LGBTQ+ in the first half of 2022.

▶

Our core values are the basis for all our operations. We provide mandatory annual Code of Conduct training for all employees, and we will soon roll out a Diversity, Equity and Inclusion training program to the entire company with additional training for managers in the first half of 2022.

▶	We added Juneteenth as an employee holiday in 2021.

▶	To ensure an inclusive recruiting process, we’ve invested in a diverse internal talent acquisition team and other external resources.

▶	iHeartMedia is launching a new career framework to provide an equitable career path for all employees.

Diversity in Programming

We provide connection, companionship and compelling storytelling, and the main way that we do this is through our personalities. We believe that to provide the kind of quality radio programming that appeals to the interests and views of all our listeners, our lineup of on-air personalities must represent the diversity, opinions and perspectives of the many audiences and communities we serve.

▶

Our BIN: Black Information Network is the first and only 24/7 national and local all news audio service dedicated exclusively to providing an objective, accurate, and trusted source of continual news coverage with a Black voice and perspective.

iHeart pledged that at least 50% of the new podcasts we launch after July 2020 on the iHeartPodcast Network will be from female and minority creators, and now that figure is almost	70%

▶

The Black Effect Podcast Network is majority-owned by leading media personality Charlamagne tha God of iHeart’s nationally-syndicated show The Breakfast Club. It is the world’s largest podcast network dedicated to Black listeners, bringing together the most influential and trusted voices in Black culture for stimulating conversations around social justice, pop culture, sports, mental health, news, comedy and more.

▶

We launched My Cultura in partnership with iHeartMedia’s Enrique Santos. The standalone podcast venture is dedicated to elevating Latinx voices and creators, as well as sharing the Latinx experience. We also continue to offer a podcast network spotlighting women who have positively impacted and created change.

Celebrating Diversity Through Cultural Moments and Events

As people watch less and listen more, multicultural audiences continue to drive the audio revolution. Multicultural audiences not only listen more than other audiences – they listen to an enormous range of content that goes far beyond simply dedicated cultural formats. In addition to offering the broadest possible range of content, iHeart is supporting this important audience through live and virtual events every year – events that represent the members and voices of the many diverse communities we serve, including:

▶	iHeartRadio’s Living Black! – spotlighting the power of Black culture yesterday, today and tomorrow throughout Black History Month in February.

▶	iHeartRadio Fiesta Latina – celebrating the best in Latin culture and music during Hispanic Heritage Month.

▶

Can’t Cancel Pride – presenting iHeart’s award-winning virtual relief benefit for the LGBTQ+ community, featuring performances and appearances from the most influential voices in the community and the biggest names in culture and entertainment.

▶

HBCU Homecoming – uplifting month-long celebration showcasing Historically Black Colleges and Universities’ (HBCU) school pride and elevating student achievement through iHeartMedia’s multiple platforms.

▶	International Women’s Day “SeeHer, Hear Her” Concert – presenting the largest global movement to celebrate women in music and eliminate gender bias in marketing, advertising, media and entertainment.

▶

Our nationally produced tentpole concerts are a representation of the collective audiences we reach and attract a diverse group of artists and fans across all genres to unite around a common passion – music.

▶

We create relevant content for multicultural communities, including radio stations and programming; conduct ongoing community outreach for multicultural communities; and special programming for multicultural-owned and targeted businesses.

▶

We produce multiple formats to serve diverse audiences including Black, Latinx, LGBTQ+, and more, through special forums and virtual Town Hall meetings to examine key issues, especially at critical moments. Our podcast networks, live events (including events like the iHeartRadio Fiesta Latina and others) and digital stations also super-serve these communities.

▶	Nearly all our major morning shows on the radio are now either hosted by women or include a female cohost in a prominent position.

Supporting Our People

We operate in a highly competitive environment and make significant investments in our people and provide competitive pay and comprehensive benefits, including:

▶	Employer sponsored health insurance

▶	Company provided life insurance and preventative health support

▶	Paid sick and vacation days

▶	Paid holidays, including spirit days so that our employees may volunteer in their community

▶	401(k) plan and Company matching contribution

▶	Mental health care and resources

▶	Paid parental leave

▶	An Employee Assistance Program for full-time employees and their eligible dependents

▶	Various voluntary benefits including hospital indemnity, accident insurance, identity theft, pet health and legal insurance.

▶	iHeartMedia employees engage in a variety of extensive training throughout the year and in 2021 our employees completed over 200,000 training courses, which equated to over 95,000 hours of training.

▶

Our Human Rights Statement, Code of Conduct and Political Participation Policy serve as guiding principles for how our company operates and conducts business to ensure we are fair, ethical and transparent.

▶	The Company prohibits all forms of harassment against applicants and employees based on any legally recognized basis and without retaliation.

Our COVID Response

In response to COVID-19 we quickly took action enabling our employees, where possible, to work from home, voluntarily expanding our sick leave benefits to include additional time off for COVID-related illness or vaccinations and implementing flexible work policies that are now informing our new work environment.

Workplace Safety

Employee health and safety in the workplace is of the utmost importance to our Company. We believe that all employees, regardless of our job role or title, have a shared responsibility in the promotion of health and safety in the workplace. We are collectively committed to providing and following all safety laws and rules, including internal policies and procedures. This means carrying out Company activities in ways that preserve and promote a clean, safe and healthy environment.

The global effects associated with the COVID-19 pandemic have been unprecedented in their scope and depth. Our commitment and focus on workplace safety allowed navigation of the pandemic to preserve business continuity without sacrificing our commitment to the safety of our workplace. Beginning in February 2020 and throughout the course of the COVID-19 pandemic, we have continuously monitored and assessed impacts to our workplace, and have implemented safety precautions and protocols to protect the health and wellbeing of our employees and communities.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of EY is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice.

EY has served as our independent registered public accounting firm since at least 1986. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of EY is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions from stockholders.

In the event that the appointment of EY is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2023. Even if the appointment of EY is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of iHeartMedia.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2022.

Principal Accountant Fees and Services

The following table summarizes the fees of EY, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category (in thousands)	2021	2020

Audit Fees(1)	$2,318	$1,806

Audit-Related Fees(2)	$52	$72

Tax Fees(3)	$335	$113

All Other Fees(4)	$333	$328

Total Fees	$3,038	$2,319

(1)

Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(2)

Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements and are not reported under Audit Fees, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(3)

Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews.

(4)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee shall approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the Company’s independent registered public accounting firm. During 2021, all audit and audit-related services provided to us were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(A) of Regulation S-X. The Audit Committee also reviewed non-audit services provided by EY during 2021 and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the internal auditors and the Board. The Audit Committee’s purpose includes assisting the Board in its oversight of the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. EY, our independent registered public accounting firm, is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

With respect to the Company’s independent auditors, the Audit Committee, among other things, discussed with EY matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence.

The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2021 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

By the Audit Committee* of the Board of Directors of iHeartMedia, Inc.:

Brad Gerstner (Chair)

Graciela Monteagudo

James A. Rasulo

* Samuel E. Englebardt was not a member of the Audit Committee at the time of the recommendation to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

PROPOSAL THREE—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

We encourage our stockholders to review the “Executive Compensation” section of this proxy statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of iHeartMedia, Inc. approve, on an advisory basis, the 2021 compensation of iHeartMedia Inc.’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in iHeartMedia Inc.’s proxy statement for the 2022 Annual Meeting of Stockholders.”

Frequency of Say-on-Pay Vote and 2020 Say-on-Pay Vote

Following our 2017 annual meeting of stockholders held on May 26, 2017, the Company’s stockholders recommended, and the Company determined, that the stockholder vote on the compensation of our NEOs would occur every three years. During 2020, the Compensation Committee determined that it was in the best interest of the Company and its stockholders to change the frequency of the “say-on-pay” advisory votes from an every three year vote to an annual advisory vote. Accordingly, a say-on-pay advisory vote was held at the 2021 annual meeting of stockholders and the next say-on-pay vote, after the Annual Meeting, will be held at our 2023 annual meeting of stockholders. At our 2021 annual meeting of stockholders, 94.0% of the votes cast on the say-on-pay proposal were voted “for” the proposal. At our 2023 annual meeting of stockholders, we expect to hold our next vote on the frequency of future say-on-pay advisory votes.

Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in the compensation discussion and analysis, the accompanying compensation tables and related narrative disclosure of this proxy statement.

EXECUTIVE COMPENSATION

Dear Fellow Stockholders,

Over the past year, iHeartMedia, in partnership with our employees, communities, audiences and stockholders, continues to successfully navigate the ongoing global health pandemic. We are extremely proud of the work done by the entire Company in the face of numerous challenges and changes, and our strong performance in 2021 highlights our continuing leadership of the audio industry. Guided by our experienced executive team, 2021 was a year of significant growth, increased revenue, continued deleveraging and strict cost discipline. The unequaled reach of our broadcast radio assets, the strong growth and potential of our digital business including podcasting, the only unified ad tech stack in audio advertising, and other data-infused advertising solutions underpin the successes we have achieved this year.

The Company delivered strong operational and financial performance in 2021, generating significant growth – especially in our Digital Audio Group segment – despite the challenges presented by the COVID-19 pandemic. We recognize that the uncertainty of the pandemic’s impact may continue for some time, but our strong financial results reflect our ongoing recovery from its macroeconomic effects, even as we continue to support our employees, and the communities we serve.

With this as the backdrop, the Compensation Committee carefully evaluated the Company’s executive compensation program, as it does on an ongoing basis, in order to ensure the appropriate structure and effectiveness. Our Compensation Committee, along with senior management, has focused on developing clear, robust compensation principles that encourage our executives to focus on driving short- and long-term stockholder value creation. Our key objectives for the executive compensation program include motivating and retaining highly qualified executives, rewarding their achievement of business results using pay for performance strategies and ensuring best practices and strong corporate governance.

As we noted last year, in August 2020, the Compensation Committee approved grants of Performance RSUs and Stock Options to our named executive officers at the time, which was the first grant of long-term incentives made since the Company’s emergence from bankruptcy in 2019. These represented a “pull forward” of planned 2021 annual equity awards and were designed to incentivize the executives to accelerate achievement of key strategic priorities in 2020 and 2021. These awards also incorporated important ESG and Diversity metrics, reflecting the commitment of our Board and senior management to advancing sustainability, diversity and inclusion, both in our workforce and in our creation of content. As a result of this grant in 2020, no equity awards were granted to these executives in 2021.

As a Committee, we remain focused on driving the thoughtful evolution of the Company’s executive compensation program in support of our business strategy and organizational structure while consistently prioritizing value creation for our stockholders. We look forward to reporting on our performance and compensation programs in the future.

Sincerely,

James A. Rasulo, Chair

Cheryl Mills, Member

Kamakshi Sivaramakrishnan, Member

Compensation Discussion and Analysis

This CD&A describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of the Board regarding the fiscal 2021 compensation of our named executive officers, in addition to certain elements of our executive compensation program for 2022. We also describe the role of management, the Compensation Committee and its independent compensation consultant in determining our executive compensation program. The Compensation Committee and senior management continue to focus on developing clear and robust compensation principles that emphasize rewarding exceptional performance, driving value creation for our stockholders, and ensuring best practices and sound governance in everything we do.

2021 Named Executive Officers

For fiscal year 2021, our named executive officers (“NEOs”) were:

Robert W. Pittman	Chairman and Chief Executive Officer (“CEO”)

Richard J. Bressler	President, Chief Operating Officer and Chief Financial Officer (“President”)

Michael B. McGuinness	Executive Vice President, Deputy Chief Financial Officer & Head of Investor Relations

Jordan R. Fasbender	Executive Vice President, General Counsel and Secretary

Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary

2021 Business Highlights

Following are some of our key 2021 operational and financial highlights, demonstrating our strong performance:

●	Revenue increased 21% to $3.6 billion, from $2.9 billion in the prior year.

●	Consolidated operating income was $155 million compared to an operating loss of $1.7 billion in the prior year.

●	Consolidated net loss was $158 million compared to a net loss of $1.9 billion in the prior year.

●	Consolidated Adjusted EBITDA[3] increased 51% to $811 million, from $539 million in the prior year.

●	Cash flows from operating activities increased 53% to $331 million, from $216 million in the prior year.

●	Adjusted Free Cash Flow[4] increased 30% to $169 million, from $131 million in the prior year.

●	Continued deleveraging, with voluntary debt and preferred stock repayments of over $300 million.

●	Stock price increase of 62% year over year.

iHeartMedia Executive Compensation: Key Principles

Our executive compensation program reflects our key compensation principles and encourages executives to make sound decisions that drive short- and long-term stockholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•   Attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees;

•   Reward both short- and long-term business results and exceptional performance, and most importantly, maximize long-term stockholder value;

•   Emphasize pay for performance, with a program that aligns compensation with financial and operational achievements; and

•   Maintain a commitment to strong corporate governance and best practices, with a focus on avoiding excessive risk-taking and activities that are inconsistent with our stockholders’ interests.

[3]	See Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.
[4]	See Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.

Supporting Our Key Compensation Principles and Stockholder Alignment

Reflecting our key compensation principles, a significant portion of the targeted compensation opportunity that our CEO, President and other NEOs receive is “at-risk” and dependent upon future performance and achievement of business objectives.

Our executive compensation program prioritizes variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of the executive’s compensation comes from performance-based pay, and emphasizes reward for strong leadership, achievement of financial and business objectives and individual performance. In addition, equity grants ensure executive interests are aligned with stockholder interests and drive long-term creation of stockholder value. The chart below summarizes the various elements of iHeartMedia’s executive compensation program and their purpose:

	Objective	Type of Compensation	Key Features	2021 Actions Taken

Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the media/entertainment industry and the broader talent market	Cash	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a stable and reliable source of income	● Mr. McGuinness’ and Ms. Fasbender’s base salaries increased to $725,000 and $550,000, respectively, effective January 1, 2021, in recognition of the expansion of their roles

Short-Term Incentive—Annual Incentive Plan	Encourage focus on Company performance that achieves specific short-term goals	Cash	● Performance-based reward tied to achievement of short-term (annual) corporate, financial goals and individual strategic objectives ● Pays only if threshold performance levels or above are met

●  The NEOs received above-target payouts ranging from 158% to 181% of target, reflecting strong financial performance

●  Mr. McGuinness’ and Ms. Fasbender’s targets increased to 110% and 100% of base salary, respectively, in recognition of the expansion of their roles

	Objective	Type of Compensation	Key Features	2021 Actions Taken

Long-Term Incentives	Encourage focus on critical strategic priorities, aid in retention and align compensation with the interests of stockholders	Equity	● Links value to stock price appreciation ● Rewards achievement of specific cost savings and strategic objectives ● Promotes retention and enhances executive stock ownership

●  The Company did not grant new equity awards to Messrs. Pittman, Bressler, McGuinness and Hamilton in 2021, as the awards in August 2020 represented a “pull forward” of calendar 2021 LTI opportunities

●  In connection with her new role, Ms. Fasbender received an equity grant in February 2021

Other Benefits	Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits We also provide certain other perquisites to our NEOs	Benefit	● Broad-based benefits available to all employees ● Some executive perquisites	● No changes in 2021

Severance Protections	Protects the Company and NEOs from certain termination events	Benefit

●  Facilitates an orderly transition in the event of management changes

●  Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

●  Provides confidentiality, non-compete and non-solicit protections

● No changes in 2021

Further detail on each of these compensation elements is provided in the sections that follow.

Executive Compensation Governance Highlights

iHeartMedia is committed to governance practices that protect and promote the long-term value of the Company for its stockholders. The Compensation Committee reviews our executive compensation practices, which are summarized below, to ensure they reflect the evolving governance landscape and the alignment of executive and stockholder interests.

What We Do	What We Don’t Do

✓   Deliver a significant portion of executive compensation opportunity through performance-based, at-risk pay

✓  Maintain a peer group for aligning pay with prevailing market competitive practices

✓  Set challenging short- and long-term incentive objectives

✓  Require stock ownership by executives, with minimum ownership levels defined by role

✓  Maintain a compensation clawback policy

✓  Have double-trigger change-in-control cash arrangements

✓   Conduct an annual risk assessment to mitigate any compensation program-related risk reasonably likely to have a material adverse effect on the Company

✓  Offer market-competitive benefits for executives that are generally consistent with the benefits provided to the rest of our employees

✓   Consults with an independent consultant and counsel on compensation levels and practices

X   Guaranteed cash incentives, equity compensation or salary increases

X   Executive incentive plans without caps

X   Single-trigger cash payments in connection with a change in control

X   Re-pricing of stock option awards or exchanging underwater options for cash without stockholder approval

X   Hedging or pledging of equity

X   Dividends or dividend equivalents paid on unvested restricted stock units

X   Supplemental executive retirement plans

X   Provide excise tax gross-ups on payments made in connection with a change in control

Stockholder Input on Executive Compensation

The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2021, the Company, led by our senior management and Board, continued its strong level of engagement with its stockholders, and engaged with stockholders representing approximately 70% of the Company’s stockholder base. This engagement included participation in several investor conferences and numerous meetings and correspondence with stockholders to discuss our financial performance, strategy, corporate governance, ESG practices and executive compensation program. Our Annual Impact Report and ESG Report reflect the results of the Company’s outreach on ESG matters.

In evaluating the design of our executive compensation program and the compensation decisions for each of the NEOs, the Compensation Committee considers stockholder input, including the advisory say-on-pay vote at our annual meeting, at which in 2021 94% of votes cast approved our say-on-pay proposal. The Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance. Our next say-on-pay vote will occur at the Annual Meeting. We expect to hold our next vote on the frequency of future say-on-pay advisory votes at our 2023 annual meeting of stockholders.

Role of the Compensation Committee

The Compensation Committee of the Board administers the executive compensation program for all NEOs, as well as other executives within the Company. While iHeartMedia management provides input, it is the responsibility of the Compensation Committee to evaluate and approve the executive compensation philosophy, plans, policies and programs.

The following table outlines the process the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance and does not promote undue risk-taking.

STEP 1: Input on Compensation		STEP 2: Compensation Committee Decisions		STEP 3: Compensation Committee Oversight

Each year, our CEO and President provide recommendations to the Compensation Committee on the compensation of all other named executive officers. Neither the CEO nor the President make recommendations on their own pay.

These recommendations take into consideration the competitive market pay data provided by the Compensation Committee’s independent compensation consultant as well as the terms of our NEOs’ employment agreements and an evaluation of the NEO’s role, contributions and performance in achieving Company performance and long-term potential. We also consider the value of outstanding equity awards.

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Subsequently, the Compensation Committee determines the NEOs’ compensation, ensuring that it is aligned with our executive compensation philosophy.

All aspects of the CEO and President’s compensation are determined solely by the Compensation Committee, with relevant input from an independent compensation consultant.

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For the coming year, the Compensation Committee will review and approve:

•  Objectives for each NEO

•  Variable pay target opportunities for incentive awards

•  Performance metrics for the incentive awards

The Compensation Committee ensures that performance metrics are consistent with the financial, operational and strategic goals set by the Board, the performance goals are sufficiently ambitious and that amounts paid (when target performance levels are achieved) are consistent with our executive compensation philosophy.

Role of the Independent Compensation Consultant

The Compensation Committee has ultimate responsibility for compensation-related decisions. The Compensation Committee’s advisory resources include a retained independent consultant, Willis Towers Watson, which assists the Committee in its evaluation of the compensation provided to our NEOs. In addition, Willis Towers Watson generally attends Compensation Committee meetings and provides information, research and analysis pertaining to executive compensation and governance as requested by the Compensation Committee.

During fiscal year 2021, Willis Towers Watson was paid approximately $214,000 for the executive and Director compensation consulting services it provided to the Compensation Committee. Other professional consulting services provided by Willis Towers Watson to the Company, which were requested by management, not approved by the Compensation Committee or the Board and not related to executive compensation, totaled approximately $205,000, most of which was related to human capital consulting services. The Compensation Committee has considered the independence of Willis Towers Watson, consistent with Nasdaq requirements, and has determined that it is independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined there is no conflict of interest resulting from retaining Willis Towers Watson. The Compensation Committee intends to reassess the independence of its consultant at least annually.

Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually compare our executive compensation program to that of a peer group of companies. Our peer group is reviewed based on a multi-dimensional analysis in which we select companies that meet some or all of the following criteria:

iHeartMedia’s revenues (pre-COVID) and enterprise value were positioned near the 50th percentile of our peer group (as of the time the group was approved).

•	Similar in size (primarily revenue and enterprise value) and complexity to iHeartMedia
•	In the media or entertainment industry, including advertising/marketing, broadcasting, movies and entertainment and web-based media
•	In competition with iHeartMedia for executive talent

2021 Executive Compensation Peer Group
AMC Networks, Inc. Discovery, Inc. Audacy, Inc. Gray Television, Inc. IAC/InterActiveCorp	Lions Gate Entertainment Corp. Live Nation Entertainment, Inc. Nexstar Media Group, Inc. Nielson Holdings plc Sinclair Broadcast Group, Inc.	Sirius XM Holdings, Inc. TEGNA, Inc. The E.W. Scripps Company The Interpublic Group of Companies, Inc.

Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The Compensation Committee worked with Willis Towers Watson to review our peer group during the second half of 2021, for use in establishing 2022 compensation levels. As a result of this review, Warner Music Group Corp. was added to our peer group, and Discovery, Inc. was removed due to an upcoming merger.

Elements of the Executive Compensation Program

Our executive compensation program consists of fixed pay and variable pay, including cash and non-cash components. Further detail on each of these compensation elements is provided below.

Base Salary

Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on performance, scope of responsibility and experience, with reference made to relevant competitive market data. Base salaries for executive officers are reviewed on an annual basis and at the time of contract renewal, promotion or other change in responsibilities.

The following table sets forth the base salaries for each of our NEOs:

	Approved 2020 Salary(1)	2021 Salary

Robert W. Pittman	$1,500,000	$1,500,000

Richard J. Bressler	$1,500,000	$1,500,000

Michael B. McGuinness	$575,000	$725,000

Jordan R. Fasbender	N/A	$550,000

Scott D. Hamilton	$425,000	$425,000

(1)

Actual base salary for 2020 was less than the approved salary for Messrs. Pittman ($375,000), Bressler ($1,275,000), McGuinness ($536,667) and Hamilton ($408,654), as each executive voluntarily decided to forego or take a reduction in salary as part of positioning the Company’s overall cost structure for the economic uncertainties created by the COVID-19 pandemic. Ms. Fasbender was not an NEO in 2020.

2021 Base Salary Adjustments

Effective January 1, 2021, Mr. McGuinness’ base salary increased to $725,000 in recognition of the expansion of his role, including as Head of Investor Relations, and additional responsibilities.

Effective January 1, 2021, Ms. Fasbender’s base salary increased to $550,000 in recognition of her new role, Executive Vice President, General Counsel and Secretary.

Short-Term Cash Incentives

2021 Annual Incentive Plan

In early 2021, the Compensation Committee approved the 2021 Annual Incentive Plan. The Annual Incentive Plan is an important part of our compensation philosophy that emphasizes pay for performance by aligning compensation with financial and operational achievements, incentivizing our NEOs to drive operating performance that is aligned with stockholder value creation. The 2021 Annual Incentive Plan was based on achievement of the following metrics and weightings:

Metrics

CEO and President	60% based on Company achievement of Adjusted EBITDA and 40% based on Company achievement of Adjusted Free Cash Flow (FCF)

Other NEOs*[5]	50% based on Company achievement of Adjusted EBITDA, 30% based on Company achievement of Adjusted FCF, and 20% based on achievement of key business objectives

For purposes of the 2021 Annual Incentive Plan, Adjusted EBITDA is a non-GAAP measure defined as set forth in the Supplemental Disclosure Regarding Non-GAAP Information. For purposes of the 2021 Annual Incentive Plan specifically, Adjusted FCF is a non-GAAP measure that we define as free cash flow (which we generally define as cash provided by operating activities less capital expenditures), adjusted to reflect proceeds of certain asset sales.

The targeted Adjusted EBITDA goal under the 2021 Annual Incentive Plan was $795 million. The following table sets forth the threshold, target and maximum bonus opportunities with respect to the Adjusted EBITDA component of the 2021 Annual Incentive Plan:

[5]

Mr. Hamilton’s Annual Incentive Plan was comprised of 45% based on Company achievement of Adjusted EBITDA, 25% based on Company achievement of Adjusted FCF and 30% based on achievement of key business objectives

Financial Goal Achievement	Percentage of Adjusted EBITDA Target Bonus Earned

Less than 90% of Target	0%

90% -99.9% of Target	35-99.9% of the Target Bonus(1)

100% of Target	100% of the Target Bonus

100.1% -114.9% of Target	100.1%-199.9% of the Target Bonus(1)

115% or more than Target	200% of the Target Bonus

(1)	Determined on a straight-line interpolation basis.

The targeted cumulative Adjusted FCF goal under the 2021 Annual Incentive Plan was $125 million. The following table sets forth the threshold, target and maximum bonus opportunities with respect to the Adjusted FCF component of the 2021 Annual Incentive Plan:

Financial Goal Achievement	Percentage of Adjusted FCF Target Bonus Earned

Less than 85% of Target	0%

85-99.9% of Target	50-99.9% of the Target Bonus(1)

100% of Target	100% of the Target Bonus

100.1-169.9% of Target	100.1-199.9% of the Target Bonus(1)

170% or more than Target	200% of the Target Bonus

(1)	Determined on a straight-line interpolation basis.

In determining the awards for the NEOs other than Messrs. Pittman and Bressler, the Compensation Committee also considered achievement of individual strategic objectives for Messrs. McGuinness and Hamilton and Ms. Fasbender. Mr. McGuinness was responsible for the achievement of certain corporate and investor relations objectives, including with respect to cost savings. Ms. Fasbender’s goals generally included management of the legal, regulatory, compliance and legislative strategy and policies, as well as management of corporate governance matters. Mr. Hamilton’s goals generally included oversight for the Company’s accounting functions.

With respect to 2021, the Adjusted EBITDA goal was achieved at 117% of target, equating to a 200% payout. The Adjusted Free Cash Flow goal was achieved at 136% of target, equating to a 151% payout. The specified individual goals were achieved at 100% of target for Messrs. McGuinness and Hamilton and Ms. Fasbender.

Actual 2021 Payouts

The following table provides information about the actual payments made to our named executive officers under our 2021 Annual Incentive Plan:

	2021 Adjusted EBITDA Goal Payout	2021 FCF Goal Payout	2021 Individual Goal Payout	Target Dollar Amount	2021 Percentage of Target Bonus Earned	Actual Payout

Robert W. Pittman	200%	151%	n/a	$3,400,000	181%	$6,139,429

Richard J. Bressler	200%	151%	n/a	$3,400,000	181%	$6,139,429

Michael McGuinness	200%	151%	100%	$797,500	165%	$1,319,293

Jordan R. Fasbender	200%	151%	100%	$550,000	165%	$909,857

Scott Hamilton	200%	151%	100%	$297,500	158%	$469,625

Effective January 1, 2021, Mr. McGuinness’ and Ms. Fasbender’s Annual Incentive Plan targets increased to 110% and 100% of their annual base salaries, respectively, in recognition of the expansion of their roles and additional responsibilities.

2022 Annual Incentive Plan

In February 2022, the Compensation Committee reviewed and approved the 2022 Annual Incentive Plan, which mirrors the 2021 Annual Incentive Plan. The performance-based portion of the 2022 plan will again be 80% or more tied to financial measures of Adjusted EBITDA and Adjusted FCF. Our CEO, President and CFO will be measured entirely on Adjusted EBITDA (60%) and Adjusted FCF (40%). Our other NEOs(6) will be measured on Adjusted EBITDA (50%), Adjusted FCF (30%) and strategic objectives (20%) used to recognize individual contributions. The Adjusted EBITDA and Adjusted FCF payout schedules will incent and reward above target performance via a payout slope once targets are exceeded.

Long-Term Incentive Compensation

Equity grants help to align executive interests with those of our stockholders. The Compensation Committee considers Company performance, individual performance, long-term potential and market practice when determining the value and type of equity. These awards provide incentives to create and sustain long-term growth in stockholder value.

On August 14, 2020, the Compensation Committee approved a grant of Stock Options to all of the NEOs except Ms. Fasbender and a grant of Performance RSUs to Messrs. Pittman, Bressler and McGuinness under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”). These awards represented the first grant of performance-based long-term incentives made to the NEOs since the Company’s emergence from bankruptcy and were a “pull forward” of any 2021 annual equity awards. As a result, no equity awards were granted to Messrs. Pittman, Bressler, McGuinness and Hamilton in 2021. Ms. Fasbender did not receive a pull forward grant in 2020; instead, she received a grant of Stock Options and RSUs on February 17, 2021 in connection with her new role.

The 2020 awards were designed to incentivize the participating NEOs to accelerate achievement of key strategic priorities in 2020 and 2021, including the realization of critical operational (cost savings) improvements that became imperative in a softer revenue environment, in order to best position the Company’s overall cost structure both for a future return to normalized revenue generation and for sustained margin expansion in future years. In addition, these Performance RSUs incorporated ESG and Diversity metrics, reflecting the commitment of our Board and senior management to advancing social responsibility, sustainability, diversity and inclusion, both in our workforce and in our creation of content. The following table summarizes key characteristics of these awards.

	Stock Options (Options)	Performance Restricted Stock Units (Performance RSUs)

Objective	Reward long-term stockholder value creation Emphasize long-term view	Promote executive retention Reward achievement of specific cost savings and strategic objectives

Vesting Time Horizon	4 year (ratable vesting)	18 months

Performance Metrics	Value realized only upon stock price appreciation	Cost savings, Diversity and Environmental, Social and Corporate Governance (ESG)

Performance RSUs

The Performance RSUs were primarily designed to incentivize achievement of key strategic priorities in 2020 and 2021; in particular, the realization of critical operational (cost savings) improvements and the achievement of specific diversity or ESG achievements.

[6]	Mr. Hamilton will be measured based on Company achievement of Adjusted EBITDA (45%), Adjusted FCF (25%) and achievement of key business objectives (30%).

The Performance RSUs were tied to three categories of performance goals:

	Metrics	Weighting

Cost Savings RSUs	The Cost-Savings RSUs become “Earned Performance RSUs” based on the Company’s achievement of certain operating expense and modernization savings goals for 2020 and 2021. See below for details.	80%

Diversity RSUs

Diversity RSUs are based on the Company’s achievement of the following three goals:

(1)  Distribution of Black Information Network programming on a 24/7 basis on at least 20 iHeartRadio radio stations;

(2)  Build out of Black Information Network capabilities in at least 10 of the 20 affiliated stations to provide full Black Information Network local news coverage and reporting; and

(3)  50% of the new podcast shows launched after July 1, 2020 are produced and/or hosted by women and/or minority creators.

If the Committee determines that all three goals have been achieved during the one-year period following the grant date, then 100% of the Diversity RSUs will become Earned Performance RSUs. If at least two goals have been achieved, then up to 90% of the Diversity RSUs will become Earned Performance RSUs. If fewer than two goals have been achieved, then no Diversity RSUs will become Earned Performance RSUs.

		10%

ESG RSUs

ESG RSUs are based on the Company demonstrating significant and tangible progress on the following three goals during the performance period:

(1)  Diversity in radio programming (diversity in on-air and programming talent);

(2)  Employee diversity training; and

(3)  Environmental awareness.

If the Committee determines that all three goals have been achieved during the one-year period following the grant date, then 100% of the ESG RSUs will become Earned Performance RSUs. If at least two goals have been achieved, then up to 90% of the ESG RSUs will become Earned Performance RSUs. If fewer than two goals have been achieved, then no ESG RSUs will become Earned Performance RSUs.

		10%

Cost Savings RSUs

The Cost Savings RSUs were composed of three tranches, as shown in the following table:

Type of Cost Savings RSUs	Eligible Number of Cost Savings RSUs	Performance Period

Operating Expense Savings	50%	2020 calendar year

Modernization Savings	25%	2020 calendar year

Run Rate Modernization Savings	25%	2021 calendar year

The Cost Savings RSUs were eligible to become Earned Performance RSUs on the achievement of the applicable performance goals at the Threshold, Target and Maximum levels, as follows:

	Operating Expense Savings	Modernization Savings	Run Rate Modernization Savings	Earning Percentage of Eligible Number of Cost Savings RSUs(1)

Threshold	< $180,000,000	< $45,000,000	< $ 90,000,000	0%

Target	$190,000,000	$47,500,000	$ 95,000,000	50%

Maximum	≥ $200,000,000	≥ $50,000,000	≥ $100,000,000	100%

(1)	Determined on a straight-line interpolation basis.

2021 Goal Achievement

The Cost Savings RSU tranche based on achievement of the Run Rate Modernization Savings performance goal, measured as of December 31, 2021, was earned in full, with the Company achieving approximately $104 million of Run Rate Modernization Savings. As of August 14, 2021, the Diversity RSUs and ESG RSUs were also earned in full, as the Company more than achieved the three goals associated with each.

Performance RSU Vesting

All of the Earned Performance RSUs vested on February 14, 2022, the 18-month anniversary of the grant date, subject to continued employment.

	PRSUs Granted	PRSUs Earned

Robert W. Pittman	248,500	248,500

Richard J. Bressler	248,500	248,500

Michael McGuinness	36,400	36,400

Ms. Fasbender’s Equity Grant

In connection with her new role, Ms. Fasbender received an equity grant on February 17, 2021. The grant consisted of 15,000 Stock Options and 5,000 RSUs that vest in four installments (25% per year), beginning one year from the grant date, subject to her continued employment.

Benefits and Perquisites

Each of the NEOs is entitled to participate in all employee benefit and retirement plans, as well as all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. We also provide certain other perquisites to the NEOs. There were no new or additional benefits and perquisites for any of our NEOs in 2021.

Specifically, from time to time, certain of our named executive officers use an aircraft for personal air travel, pursuant to the Company’s Aircraft Policy. In addition, iHeartMedia agreed to make an aircraft available to Mr. Pittman for his business and personal use and currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” iHeartMedia also makes a car and driver available for Mr. Pittman and Mr. Bressler’s use in and around the New York area, as well as anywhere else on Company business. These perquisites are imputed into the NEO’s income.

iHeartMedia’s Compensation Committee believes that the above benefits and perquisites, although a relatively small portion of the NEOs’ total compensation, provide a more tangible incentive than an equivalent amount of cash compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (b) to the Summary Compensation Table.

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by the Compensation Committee.

Severance Arrangements

Pursuant to their respective employment agreements, each of our NEOs is entitled to certain payments and benefits in certain termination situations or in connection with a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Summary of Potential Payments and Benefits—Termination and Change in Control Events” set forth below in this proxy statement.

Other Matters

Tax and Accounting Considerations

Accounting Standards Codification (“ASC”) Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of Stock Options, restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. We have elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

Responsible Equity Grant Practices

Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the fair market value of our Common Stock on such dates. Equity grants are awarded under our stockholder approved plans and we do not backdate, reprice or grant equity awards retroactively. Our stockholder approved equity plans prohibit repricing of awards or exchanges of underwater options for cash or other securities without stockholder approval.

Securities Trading Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. The policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Clawback Policy

We believe in maintaining best practices for our executive compensation program, and as part of that our Board has adopted a “clawback” policy with respect to excess incentive-based cash and equity compensation in connection with a financial restatement, regardless of whether fraud or misconduct was involved in the financial restatement. If any of the payments would have been lower if determined using the restated results, the Board will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers up to the excess value or benefit of the prior payments made to those executive officers.

Stock Ownership Guidelines and Broad-Based Stock Ownership

The Board adopted stock ownership guidelines for our non-employee directors effective July 17, 2019. The purpose of the stock ownership guidelines is to align the interests of non-employee directors with the long-term interests of stockholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold an investment position in iHeartMedia’s Class A common stock with an aggregate market value of at least $500,000. Each non-employee director is expected to satisfy the applicable ownership requirement within three years after his or her appointment to the Board.

The types of ownership arrangements counted towards the guidelines are: shares of iHeartMedia’s Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, or shares held by a corporate entity in which the individual holds voting or disposal power over such shares.

The Compensation Committee also adopted stock ownership guidelines covering our executive officers, including our NEOs. We believe that linking a significant portion of an officer’s current and potential future net worth to iHeartMedia’s success, as reflected in our share price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of iHeartMedia for the benefit of its stockholders.

These guidelines require the covered officers to own an amount of iHeartMedia’s Class A common stock with an aggregate market value equal to a specified multiple of their base salary. Each officer is expected to satisfy the applicable ownership requirement generally within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines:

Position	Multiple of Base Salary

Chief Executive Officer and President	6x

Named Executive Officers (other than the Chief Executive Officer, President and Chief Accounting Officer)	2x

Chief Accounting Officer	1x

The types of ownership arrangements counted towards the guidelines are: shares of iHeartMedia’s Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, or unvested restricted stock unit awards.

Policy on Hedging and Pledging Company Equity Securities

As mentioned earlier in this proxy statement, we prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel.

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

James A. Rasulo (Chair)

Cheryl Mills

Kamakshi Sivaramakrishnan

EXECUTIVE COMPENSATION TABLES

The following section, and the tables that appear herein, sets forth information with respect to total compensation for the year ended December 31, 2021, and, with respect to the Summary Compensation Table below, the fiscal years ended December 31, 2021, 2020 and 2019 for our 2021 NEOs.

Summary Compensation Table

The Summary Compensation Table below provides compensation information for the years ended December 31, 2021, 2020 and 2019 for our NEOs.

Name and Principal Position	Year	Salary	Stock Awards (a)	Option Awards (a)	Non-Equity Incentive Plan Compen- sation	All Other Compen- sation (b)	Total

Robert W. Pittman	2021	$1,500,000	—	—	$6,139,429	$1,129,224	$8,768,653

Chairman and Chief Executive Officer (PEO)	2020	$375,000	$2,231,530	$2,187,510	—	$522,600	$5,316,640
	2019	$1,400,000	$7,964,468	$7,634,962	$5,339,726	$529,264	$22,868,420

Richard J. Bressler	2021	$1,500,000	—	—	$6,139,429	$13,405	$7,652,834

President, Chief Operating Officer and Chief Financial Officer (PFO)	2020	$1,275,000	$2,231,530	$2,187,510	—	$6,507	$5,700,547
	2019	$1,400,000	$7,964,468	$7,634,962	$4,024,658	$27,555	$21,051,643

Michael B. McGuinness	2021	$725,000	—	—	$1,319,293	—	$2,044,293

Executive Vice President, Finance and Deputy Chief Financial Officer	2020	$536,667	$326,872	$73,944	—	$5,000	$942,483
	2019	$184,479	$278,600	$154,020	$320,890	—	$937,989

Jordan R. Fasbender(c)	2021	$550,000	$73,700	$117,210	$909,857	—	$1,650,767
Executive Vice President, General Counsel and Secretary

Scott D. Hamilton	2021	$425,000	—	—	$469,625	—	$894,625

Senior Vice President, Chief Accounting Officer and Assistant Secretary	2020	$408,654	—	$23,700	—	$443	$432,797
	2019	$425,000	$165,000	$52,725	$297,500	$5,000	$945,225

(a)

The amounts shown represent the full grant date fair value of RSUs and Stock Options awarded to the executive by iHeartMedia in 2021, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all Option and RSU awards made to executives in Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 23, 2022.

(b)	As described in the chart below, for 2021 the All Other Compensation column reflects:
●	the value of personal use of an aircraft by Messrs. Pittman and Bressler; and
●	amounts reimbursed for car service expenses incurred by Messrs. Pittman.

	Robert W. Pittman	Richard J. Bressler

Aircraft usage	$1,110,201	$13,405

Car service	$19,023	—

TOTAL	$1,129,224	$13,405

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on iHeartMedia’s actual costs.

The value of personal aircraft usage reported above represents the incremental cost to iHeartMedia for the executives personal use of private aircraft based on the direct variable operating cost per hour of flight incurred by iHeartMedia for such use. These variable costs include items such as fuel charges, departure and landing fees, regular maintenance costs and crew expenses.

(c)	Ms. Fasbender was elevated to her role as Executive Vice President, General Counsel and Secretary effective January 1, 2021.

Grants of Plan-Based Awards—Fiscal Year 2021

The following table shows all plan-based awards which the Company granted to the NEOs during 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards(a)
		Threshold	Target	Maximum

Robert W. Pittman	N/A(b)	$1,394,000	$3,400,000	$6,800,000

Richard J. Bressler	N/A	$1,394,000	$3,400,000	$6,800,000

Michael B. McGuinness	N/A	$259,188	$797,500	$1,595,000

Jordan R. Fasbender	N/A	$178,750	$550,000	$1,100,000
	02/17/2021(c)				5,000			$73,700

	02/17/2021(d)					15,000	$14.74	$117,210

Scott D. Hamilton	N/A	$84,044	$297,500	$595,000

(a)

The amounts in the table reflect the full grant date fair value of time-vesting option and RSU awards granted in 2021, computed in accordance with the requirements of ASC Topic 718 but excluding any impact of estimated forfeiture rates as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to executives in Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 23, 2022.

(b)	Represents threshold, target and maximum annual bonus opportunities for the applicable executive.
(c)	Represents the grant of 5,000 RSUs. The RSUs will vest and become exercisable (as applicable) as to 25% of the shares on each of the first four anniversaries of the grant date.
(d)

Represents an option to purchase to purchase 15,000 shares of iHeartMedia’s Class A common stock. The options will vest and become exercisable (as applicable) as to 25% of the shares on each of the first four anniversaries of the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Cash and Stock Incentive Plans

See “Compensation Discussion and Analysis—Elements of the Executive Compensation Program” for a more detailed description of our 2021 Annual Incentive Plan, which is our short-term annual cash bonus plan, and the 2021 grant of equity awards to our named executive officers.

Employment Agreements with the Named Executive Officers

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. Other than with respect to Mr. McGuinness and Ms. Fasbender, the employment agreements were entered into prior to our Chapter 11 process; and the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) approved amendments to the agreements with Messrs. Pittman and Bressler in connection with our Emergence.

The descriptions of the employment agreements set forth below summarize the material terms of the agreements as they were in effect in 2021, and do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

On March [__], 2022, we entered into amended and restated employment agreements with Messrs. Pittman and Bressler. The amended and restated employment agreements extend the term of the agreements until June 1, 2026, at which time the agreements will terminate unless the executive and the Company have mutually agreed to extend the term. The other material changes under the amended and restated employment agreements are:

●

Effective as of January 1, 2023, each executive’ annual base salary will increase to $1,800,000, and his annual target performance bonus opportunity will be equal to 225% of his annual base salary rate for the applicable calendar year.

●

For each year during the employment term, it is expected that the Company will grant each executive an annual equity award with a target grant-date fair value equal to $8,000,000; provided, that any annual equity award (and the terms and amount of such award) will be subject to Compensation Committee approval.

●

If the executive retires on or after June 1, 2026 (or later, if the term is extended), he will remain eligible to receive a pro-rated annual cash bonus based on achievement of applicable performance goals for that year.

●

In connection with entering into the amended and restated employment agreements, we granted to Messrs. Pittman and Bressler an award of performance-vesting restricted stock units, which have grant-date fair values of $6,500,000 (Mr. Pittman) and $6,000,000 (Mr. Bressler), which generally vest based on our achievement of rigorous absolute total shareholder return goals and continued service over a five-year period.

Robert W. Pittman

We are a party to an employment agreement with Mr. Pittman, which we amended in connection with our Emergence and further in June 2020 and March 2021 (collectively, the “Pittman Agreement”). Under the Pittman Agreement, Mr. Pittman serves as Chairman of the Board of iHeartMedia, in addition to his continued service as Chief Executive Officer of iHeartMedia, for an extended term commencing on the effective date of the Emergence and ending on the fourth anniversary of such date, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to the Pittman Agreement, Mr. Pittman’s minimum base salary is $1,500,000 per year. His base salary may be increased at the discretion of iHeartMedia’s Board or its Compensation Committee. In 2021, we amended the Pittman Agreement to reflect that Mr. Pittman has the opportunity to earn an annual performance bonus based on the achievement of performance goals established by the Compensation Committee after consultation with Mr. Pittman. Under the Pittman Agreement, Mr. Pittman’s target annual performance bonus is $3,400,000.

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. iHeartMedia also will make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on company business.

Under the Pittman Agreement, Mr. Pittman is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

We are a party to an employment agreement with Mr. Bressler, which we amended in connection with our Emergence and further in June 2020 and March 2021 (collectively, the “Bressler Agreement”). The Bressler Agreement provides for Mr. Bressler’s continued employment for an extended term commencing on the date of effectiveness of the Emergence and ending on the fourth anniversary of such date, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to the Bressler Agreement, Mr. Bressler’s minimum base salary is $1,500,000 per year, subject to further increase at the discretion of the Board or the Compensation Committee. In 2021, we amended the Bressler Agreement to reflect that Mr. Bressler has the opportunity to earn an annual performance bonus based on the achievement of performance goals established by the Compensation Committee after consultation with Mr. Bressler. Under the Bressler Agreement, Mr. Bressler’s target annual performance bonus is $3,400,000.

Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. During the term of the Bressler Agreement, iHeartMedia will make a car service available for Mr. Bressler’s business use.

Under the Bressler Agreement, Mr. Bressler is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

Michael B. McGuinness

Effective September 5, 2019, Michael B. McGuinness entered into an employment agreement with one of our subsidiaries, iHMMS, providing for his employment as Executive Vice President – Finance and Deputy Chief Financial Officer, which we amended effective January 1, 2021 (collectively, the “McGuiness Agreement”). As amended, the term of the McGuiness Agreement ends on December 31, 2024, with automatic two-year extensions thereafter unless either party gives prior written notice of non-renewal in the period from June 1 – July 1 prior to the end of the then-applicable employment period. Pursuant to the McGuinness Agreement, Mr. McGuinness is entitled to receive a base salary at a rate of $725,000 per year and will be eligible to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 110% of his base salary. The McGuinness Agreement also entitles Mr. McGuinness to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.

Additionally, pursuant to the McGuinness Agreement (as originally drafted), on September 5, 2019 Mr. McGuinness received a one-time long term incentive grant of 20,000 RSUs and 30,000 options. Under the McGuinness Agreement, Mr. McGuinness is required to comply with typical confidentiality, non-competition and non-solicitation covenants.

iHMMS may elect at any point during the employment term, other than the applicable notice of non-renewal period, to change Mr. McGuinness to consulting status for a twelve-month period. If Mr. McGuinness is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. McGuinness is placed in a consulting status as related to overall performance at the end of such calendar year.

Jordan R. Fasbender

Effective January 1, 2021, one of our subsidiaries, iHMMS, entered into an agreement with Ms. Fasbender (the “Fasbender Agreement”). Under the Fasbender Agreement, Ms. Fasbender serves as Executive Vice President, General Counsel and Secretary for a term commencing on the effective date ending on December 31, 2023.

Pursuant to the Fasbender Agreement, Ms. Fasbender’s minimum base salary is $550,000 per year, and will be automatically increased to $575,000 per year as of July 1, 2022. Her base salary may be further increased in our discretion. Ms. Fasbender also has the opportunity to earn an annual bonus, targeted at 100% of her base salary then in effect, based on financial or other performance-based criteria to be established by the Company on an annual basis. In connection with her new position, the Fasbender Agreement further provides that Ms. Fasbender received a one-time, long-term incentive award of: (i) 5,000 RSUs and (ii) 15,000 options to acquire shares of the Company’s Common Stock.

Ms. Fasbender is entitled to participate in all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate.

Under the Fasbender Agreement, Ms. Fasbender is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Ms. Fasbender for acts committed in the course and scope of her employment.

Scott D. Hamilton

Effective May 1, 2014, one of our subsidiaries, iHMMS, entered into an employment agreement with Mr. Hamilton providing for his service as Senior Vice President, Chief Accounting Officer and Assistant Secretary, which was subsequently amended May 1, 2017 (collectively, the “Hamilton Agreement”). The Hamilton Agreement provides for an employment term through April 30, 2020 and thereafter provides for automatic two-year extensions, unless either iHMMS or Mr. Hamilton gives prior notice electing not to extend the agreement. Pursuant to the Hamilton Agreement, Mr. Hamilton is entitled to receive a base salary from iHMMS at a rate no less than $425,000 per year, which shall be increased at iHMMS’ discretion. Mr. Hamilton will also have the opportunity to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 70% of his base salary. The Hamilton Agreement also entitles Mr. Hamilton to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.

Under the Hamilton Agreement, Mr. Hamilton is required to comply with typical confidentiality, non-competition and non-solicitation covenants.

iHMMS may elect at any point during the employment term other than the applicable notice of non-renewal period to change Mr. Hamilton to consulting status for a twelve-month period. If Mr. Hamilton is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. Hamilton is placed in a consulting status as related to overall performance at the end of such calendar year.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows all outstanding equity awards held by the NEOs as of December 31, 2021:

Name	Grant Date(b)	Option Awards				Share Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested of Earned Shares or Units of Stock(#)	Market Value of Shares or Units of Stock That Have Not Vested of Earned Shares or Units of Stock(a)
Robert W. Pittman	08/14/2020	115,375	346,125	$8.98	08/14/2030
	08/14/2020					248,500	$5,228,440
	05/30/2019	868,850	579,234	$19.00	05/30/2025
	05/30/2019					193,078	$4,062,361
Richard J. Bressler	08/14/2020	115,375	346,125	$8.98	08/14/2030
	08/14/2020					248,500	$5,228,440
	05/30/2019	868,850	579,234	$19.00	05/30/2025
	05/30/2019					193,078	$4,062,361
Michael B. McGuinness	08/14/2020	3,900	11,700	$8.98	08/14/2030
	08/14/2020					36,400	$765,856
	09/09/2019	18,000	12,000	$13.93	09/09/2025
	09/09/2019					8,000	$168,320
Jordan R. Fasbender	02/17/2021		15,000	$14.74	02/17/2031
	02/17/2021					5,000	105,200
	08/14/2020	4,125	12,375	$8.98	08/14/2030
	08/14/2020					10,125	$213,030
	07/10/2019	6,000	4,000	$19.00	07/10/2025
	07/10/2019					8,000	$168,320
Scott D. Hamilton	08/14/2020	1,250	3,750	$8.98	08/14/2030
	05/30/2019	6,000	4,000	$19.00	05/30/2025
	05/30/2019					4,000	$84,160

(a)	For equity awards with respect to the Class A common stock of iHeartMedia, this value is based upon the closing sale price of iHeartMedia’s Class A common stock on December 31, 2021 of $21.04.

(b)	The following table describes the vesting schedule for each outstanding equity award included above.

Grant Date	Unit Type	Stock Awards Vesting Schedule

02/17/2021	Options	25% on each of the first four anniversaries of the grant date

02/17/2021	RSUs	25% on each of the first four anniversaries of the grant date

08/14/2020	PRSUs	100% vested 18 months after the grant date, subject to performance goal achievement (additional details below)

08/14/2020	Options	25% on each of the first four anniversaries of the grant date

07/10/2019	RSUs	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date

07/10/2019	Options	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date

05/30/2019	RSUs	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date

05/30/2019	Options	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date

09/09/2019	RSUs	25% on each of the first four anniversaries of the grant date

09/09/2019	Options	20% on December 6, 2019 (90 days following the grant date); an additional 20 will vest on each of the first four anniversaries of the grant date

The Performance RSUs granted on August 14, 2020 are tied to three categories of performance goals: the Cost-Savings RSUs (80% of total Performance RSUs), the Diversity RSUs (10% of total Performance RSUs), and the ESG RSUs (10% of total Performance RSUs), each of which may be earned and become “Earned Performance RSUs” based on the achievement of the performance goals described below. The Performance RSUs were earned in full as of December 31, 2021, and these Earned Performance RSUs vested on February 14, 2022, the 18-month anniversary of the grant date, subject to the Executive’s continued employment through the applicable vesting date. A description of these awards can be found on page 43.

Option Exercises and Stock Vested—Fiscal Year 2021

The following table sets forth certain information concerning stock vesting for the NEOs during the year ended December 31, 2021. None of our NEOs exercised options in 2021.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting (b)
Robert W. Pittman	96,539	$2,240,670
Richard J. Bressler	96,539	$2,240,670
Michael B. McGuinness	4,000	$97,760
Jordan R. Fasbender	7,375	$182,249
Scott D. Hamilton	2,000	$46,420

(a)	Represents the gross number of shares acquired on vesting of iHeartMedia RSUs without taking into account any shares withheld to satisfy applicable tax obligations.
(b)

Represents the value of the vested RSUs, calculated by multiplying (1) the number of vested restricted stock units, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

Summary of Potential Payments and Benefits—Termination and Change in Control Events

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

●	Termination of Employment

●	Change in Control

Capitalized terms not specifically defined below have the meanings given to them in the relevant employment agreement.

Robert W. Pittman

Termination by iHeartMedia without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control. If iHeartMedia terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if iHeartMedia gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”). In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman’s termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”).

Termination due to Death or Disability. If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Pittman or his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman’s date of termination.

Best Pay Cap. In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Pittman in connection with such change in control, we will either (i) reduce the payments made to Mr. Pittman such that the excise tax will not be imposed or (ii) pay the entire (unreduced) payments.

Richard J. Bressler

Termination by iHeartMedia without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control. If iHeartMedia terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following iHeartMedia’s notice of non-renewal after the initial term of the employment agreement, iHeartMedia will pay to Mr. Bressler a lump sum amount equal to any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; and (3) pay to Mr. Bressler a Prorated Annual Bonus.

Termination due to Death or Disability. If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Bressler or to his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) Mr. Bressler’s Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Best Pay Cap. In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Bressler in connection with such change in control, we will either (i) reduce the payments made to Mr. Bressler such that the excise tax will not be imposed or (ii) pay the entire (unreduced) payments.

Michael B. McGuinness

Termination by iHMMS without Cause, by Mr. McGuinness for Good Cause or Upon Non-Renewal of the Agreement by iHMMS. Mr. McGuinness’ employment agreement provides for the following payments and benefits upon termination by iHMMS without Cause, by Mr. McGuinness with Good Cause or due to the non-renewal of the agreement by iHMMS.

If iHMMS terminates Mr. McGuinness’ employment without Cause, if Mr. McGuinness terminates his employment for Good Cause or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, Mr. McGuinness will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year. In addition, provided he signs and returns a release of claims in the time period required, iHMMS will: (1) pay Mr. McGuinness, over a period of twelve months, an amount equal to twelve months of his then-current annual base salary; and (2) if his termination date is between September 1st and December 31st of any calendar year, pay Mr. McGuinness a pro rata portion of his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Mr. McGuinness’ employment agreement does not provide for payments or benefits upon a change in control.

Termination due to Death or Disability. If Mr. McGuinness is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McGuinness’ employment is terminated due to death or disability, iHMMS will pay to Mr. McGuinness or his designee or estate a cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Jordan R. Fasbender

Termination by iHeartMedia without Cause or by Ms. Fasbender for Good Cause or Upon Change in Control. If Ms. Fasbender is terminated by the Company without “Cause” or resigns for “Good Reason,” other than in connection with a “Change in Control” of iHeartMedia (each as defined in the Fasbender Agreement), in addition to the Earned Prior Year Annual Bonus, and provided that she signs and returns a release of claims in the time period required, she will be eligible to receive the following amounts, within two (2) months of the release becoming effective: (1) her then-current base salary for a period of eighteen (18) months following her termination (the “Severance Period”), plus (2) the assumed COBRA premiums she would pay if she elected COBRA coverage during the Severance Period (whether or not she elects such coverage) plus (3) her full, target annual bonus for the year in which the termination occurs. If Ms. Fasbender is terminated without Cause or resigns for Good Reason in the ninety (90) day period prior to or twelve (12) month period following a Change in Control, in addition to the Prior Year Annual Bonus, and provided that she signs and returns of a release of claims in the time period required, iHeartMedia will pay the following amounts to Ms. Fasbender in a single lump sum: (A) two (2) times her then-current base salary, plus (B) the assumed COBRA premiums she would pay during the Severance Period (whether or not she elects such coverage), plus (C) one and a half times (1.5x) her target annual bonus for the year in which the termination occurs.

Termination due to Death or Disability. If Ms. Fasbender is unable to perform her duties under the agreement as a result of disability, iHeartMedia may terminate her employment. If Ms. Fasbender’s employment is terminated due to death or disability, iHeartMedia will pay to Ms. Fasbender or her designee or estate, within thirty (30) days of such termination, any Earned Prior Year Annual Bonus.

Scott D. Hamilton

Termination by iHMMS without Cause or Upon Non-Renewal of the Agreement by iHMMS. Mr. Hamilton’s employment agreement provides for the following payments and benefits upon termination by iHMMS without Cause, or due to the non-renewal of the agreement by iHMMS.

If iHMMS terminates Mr. Hamilton’s employment without Cause or if Mr. Hamilton’s employment is terminated following iHMMS’ notice of non-renewal, iHMMS will pay to Mr. Hamilton: (1) provided he signs and returns a severance agreement and general release of claims, he will receive an amount equal to 12 months of his base salary, to be paid out over a period of twelve 12 months and (2) a pro rata portion of his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

Termination due to Death or Disability. If Mr. Hamilton is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. Hamilton’s employment is terminated due to death or disability, iHMMS will pay to Mr. Hamilton or his designee or estate a cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Impact of Change in Control or Termination on Equity Awards

Performance RSUs Granted on August 14, 2020. Each of Messrs. Pittman, Bressler and McGuinness and were granted a number of performance-based restricted stock units under the Equity Plan on August 14, 2020.

If a Change in Control, as defined in the Equity Plan, had occurred during an ongoing performance period, then 100% of the Performance RSUs with respect to such performance period would have vested immediately prior to the Change in Control. If a Change in Control of the Company had occurred after a performance period has ended (but prior to vesting), then 100% of the Earned Performance RSUs – those Performance RSUs for which the performance conditions had been satisfied – with respect to such performance period would have vested immediately prior to the Change in Control

Vesting of the Performance RSUs would have ceased upon the executive’s termination of employment, and any Performance RSUs that were unvested as of the termination date would have been forfeited. However, upon the executive’s termination of employment by the Company without “cause,” by the executive for “good reason” (as such terms are defined in the Equity Plan, and each such termination, a “Qualifying Termination”) or due to the executive’s death or disability, then (i) if the termination occurred during an ongoing performance period, then 100% of the Performance RSUs with respect to such performance period would have vested, and (ii) if the termination occurs after a performance period has ended, then 100% of the Earned Performance RSUs with respect to such performance period would have vested.

Equity Awards Granted on May 30, 2019 and Options granted on August 14, 2020. Messrs. Pittman, Bressler and Hamilton were each granted an award of RSUs and Options under the Equity Plan on May 30, 2019, and each of our NEOs was granted options on August 14, 2020.

Each such award will fully accelerate and vest upon a Change in Control.

In addition, with respect to the awards granted in 2019, if the executive’s employment is terminated by us due to a Qualifying Termination, the then-unvested portion of the award will vest (i) 100% if the termination occurs within one year of the grant date; (ii) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (iii) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (iv) 0% if the termination occurs more than three years following the grant date.

With respect to the August 2020 options, 25% of the shares will vest upon a Qualifying Termination, and 100% of the shares will vest upon a termination of employment due to death or disability.

McGuinness Equity Awards Granted on September 9, 2019. In connection with the commencement of his employment, Mr. McGuinness was granted an award of RSUs and options under the Equity Plan on September 9, 2019.

Mr. McGuinness’ award will fully accelerate and vest upon a Change in Control. If Mr. McGuinness’ employment is terminated pursuant to a Qualifying Termination, the then-unvested portion of the award will vest (i) 100% if the termination occurs within one year of the grant date; (ii) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (iii) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (iv) 0% if the termination occurs more than three years following the grant date.

Fasbender Equity Awards Granted on July 10, 2019. In connection with the commencement of her employment, Ms. Fasbender was granted an award of RSUs and options under the Equity Plan on September 9, 2019.

Mr. Fasbender’ award will fully accelerate and vest upon a Change in Control. If Ms. Fasbender’s employment is terminated pursuant to a Qualifying Termination, the then-unvested portion of the award will vest (i) 100% if the termination occurs within one year of the grant date; (ii) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (iii) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (iv) 0% if the termination occurs more than three years following the grant date.

Fasbender Equity Awards Granted on February 17, 2021. In connection with her new role, Ms. Fasbender was granted an award of RSUs and options under the Equity Plan on February 17, 2021.

Ms. Fasbender’s award will fully accelerate and vest upon a Change in Control. If Ms. Fasbender’s employment is terminated pursuant to a Qualifying Termination, the then-unvested portion of the award will vest (i) 100% if the termination occurs within one year of the grant date; (ii) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (iii) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (iv) 0% if the termination occurs more than three years following the grant date.

Summary of Potential Payments Upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2021. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the Named Executive Officer during his or her employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the Equity Plan.(a)

Name	Benefit	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”	Termination due to “Disability”	Termination Due to Death	Resignation without “Good Cause” or “Good Reason”	“Change in Control” without Termination	“Change in Control” with Termination

Robert W. Pittman	Cash Payment	$15,939,429(c)	$6,139,429	$6,139,429	-	-	$15,939,429(c)
	Vesting of Equity Awards(d)	$7,583,006	$9,402,708	$9,402,708	-	$14,646,705	$14,646,705

	Value of Benefits(e)	$49,129	$49,129	$49,129	-	-	$49,129

	Total	$23,571,564	$15,591,265	$15,591,265	-	$14,646,705(f)	$30,635,263(f)

Richard J. Bressler	Cash Payment	$13,489,429(g)	$6,139,429	$6,139,429	-	-	$13,482,350(g)
	Vesting of Equity Awards(d)	$7,583,006	$9,402,708	$9,402,708	-	$14,646,705	$14,646,705

	Value of Benefits(e)	$37,883	$37,883	$37,883	-	-	$37,883

	Total	$21,110,317	$15,580,019	$15,580,019	-	$14,646,705(f)	$28,166,937(f)

Michael B. McGuinness	Cash Payment	$2,044,293(h)	-	-	-	-	$2,044,293(h)
	Vesting of Equity Awards(d)	$864,542	$906,958	$906,958	-	$1,160,598	$1,160,598

	Value of Benefits(e)	-	-	-	-	-	-

	Total	$2,908,834	$906,958	$906,958	-	$1,160,598	$3,204,891

Jordan R. Fasbender	Cash Payment	$1,375,000(i)	-	-	-	-	$1,451,687(i)
	Vesting of Equity Awards(d)	$316,771	$243,743	$243,743	-	$738,453	$738,453

	Value of Benefits(e)	$23,006	-	-	-	-	$23,006

	Total	$1,714,777	$243,743	$243,743	-	$738,453	$2,213,145(f)

Scott D. Hamilton	Cash Payment	$894,625(j)	-	-	-	-	$894,625(j)
	Vesting of Equity Awards(d)	$34,386	$45,225	$45,225	-	$137,545	$137,545

	Value of Benefits(e)	-	-	-	-	-	-

	Total	$929,011	$45,225	$45,225	-	$137,545	$1,032,170

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2021.
(b)

Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.

(c)	Represents two times the sum of Mr. Pittman’s base salary and annual bonus target at termination and annual bonus payout for the year ended December 31, 2021.
(d)

Amounts reflect the value of unvested iHeartMedia equity awards on December 31, 2021 that would be subject to accelerated vesting, based upon the closing price of iHeartMedia’s Class A common stock on December 31, 2021 of $21.04.

(e)

The values associated with the continued provision of health benefits are based on the 2022 premiums for insurance multiplied by the amount of time Messrs. Pittman and Bressler and Ms. Fasbender are entitled to those benefits pursuant to their respective employment agreements.

(f)

In accordance with the employment agreement terms for Messrs. Pittman and Bressler and Ms. Fasbender, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

(g)	Represents one and a half times the sum of Mr. Bressler’s base salary and annual bonus target at termination and annual bonus payout for the year ended December 31, 2021.
(h)	Represents one times Mr. McGuinness’ base salary and one times annual bonus payout at termination for the year ended December 31, 2021.
(i)

Represents one and a half times Ms. Fasbender’s base salary at termination (two times for Change in Control) and one times annual bonus target (one and a half times for Change in Control) based on her target annual bonus for the year ended December 31, 2021.

(j)	Represents one times Mr. Hamilton’s base salary and one times annual bonus payout at termination for the year ended December 31, 2021.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Robert W. Pittman, our Chief Executive Officer. For 2021, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $63,686; and

●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this document was $8,768,653.

Based on this information, for 2021 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 138 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below in determining the median employee.

1.	We selected December 31, 2021, which is within the last three months of 2021, as the date upon which we would identify the median employee.

2.	We determined that, as of December 31, 2021, our employee population consisted of approximately 10,800 individuals working at iHeartMedia and its consolidated subsidiaries~~.~~

3.

For purposes of measuring the compensation of our employee population, we selected total cash compensation. Total cash compensation includes base salary, hourly pay, overtime, bonuses and commissions, as reported on our payroll records. We measured total cash compensation of the employees included in the calculation over the twelve-month period ended December 31, 2021.

4.

We gathered our total cash compensation information for the twelve-month period ended December 31, 2021 from payroll records of each of our business units and applied this compensation measure consistently to all of our employees included in the calculation. We annualized the total cash compensation of permanent employees hired during the year. For employees outside of the US, we converted local currency values into United States Dollars utilizing the final exchanges rates from December 31, 2021. We did not make any other annualizing adjustments, and we did not make any cost-of-living adjustments in identifying the median employee.

5.

Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $63,686. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included elsewhere in this document.

We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding under the Equity Plan as of December 31, 2021:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (Column A)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column A)

Equity compensation plans approved by security holders(2)	111,030	-	6,077,022

Equity compensation plan not approved by security holders(3)	10,025,572	$16.14	-

Total	10,136,602(4)	$16.14	6,077,022

(1)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(2)	Represents the 2021 Long-Term Incentive Award Plan.
(3)	Represents the 2019 Equity Incentive Plan which was adopted in connection with the Emergence. No additional awards may be made under the 2019 Equity Incentive Plan.
(4)	This number includes shares subject to outstanding awards granted, of which 7,615,084 shares are subject to outstanding options and 2,521,518 shares are subject to outstanding RSUs.

Equity Plan

Effective May 1, 2019, the United States Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”) approved the establishment of the Equity Plan in connection with our Emergence. The Equity Plan was terminated in connection with the adoption of our 2021 Long-Term Incentive Award Plan in April 2021.

Eligibility; Administration

The key employees, directors and other service providers of iHeartMedia and its subsidiaries are eligible to receive awards under the Equity Plan. The Equity Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to officers, directors or managers of iHeartMedia or any affiliate thereof, subject to certain limitations that may be imposed under applicable law or regulation, and excluding its authority with respect to awards to non-employee directors or officers within the meaning of Section 16 of the Exchange Act. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Equity Plan, subject to its express terms and conditions.

Limitation on Awards and Shares Available

The Equity Plan permits iHeartMedia to grant equity awards covering an aggregate number of shares of iHeartMedia’s Class A common stock equal to the sum of (i) 12,770,387 shares (underlying both options and RSUs) with respect to awards to key members of iHeartMedia management and service providers, which amount equaled 8% of our fully-diluted and distributed shares of Class A common stock as of May 1, 2019 (the “Management Reserve”), plus (ii) 1,596,298 shares with respect to awards to non-employee members of the Board, which amount equaled 1% of our fully-diluted and distributed shares of Class A common stock as of May 1, 2019. Shares issued under the Equity Plan may be treasury shares or authorized but unissued shares.

The Equity Plan provides that 62.5% of the Management Reserve was to be granted to certain specified key members of management and advisors in connection with the effectiveness of the Equity Plan, pursuant to the terms of the forms of options and RSU agreements that had been approved by the Bankruptcy Court. Furthermore, any future awards under the Equity Plan granted pursuant to the Management Reserve would be granted in the form of 65% options and 35% RSUs.

The following types of shares of Class A common stock will be added back to the available share limit under the Equity Plan: (i) shares subject to awards that are forfeited or cancelled, expire, are settled for cash or are otherwise terminated; (ii) shares tendered or withheld to satisfy purchase price or tax withholding obligations associated with the exercise or settlement of an award; and (iii) shares covered by stock-based awards assumed by iHeartMedia or its affiliates in connection with the acquisition of another company or business.

The sum of any cash or other compensation, and the maximum grant date fair value of awards granted to any non-employee director pursuant to the Equity Plan during any calendar year may not exceed $750,000, subject to certain exceptions contained within the Equity Plan.

Awards

The Equity Plan provides for the grant of nonqualified options and RSUs. Certain awards under the Equity Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally to be settled in shares of iHeartMedia’s Class A common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows:

●

Stock Options. Stock options provide for the purchase of shares of iHeartMedia’s Class A common stock in the future at an exercise price set on the grant date. The exercise price of an option may not be less than 100% of the fair market value of the underlying share on the date of grant. The term of an option may not be longer than 10 years (or six years in the case of the Emergence-related equity awards, as described above).

●

RSUs. RSUs are contractual promises to deliver shares of iHeartMedia’s Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Any RSUs awarded to a participant will also be granted in tandem with dividend equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of iHeartMedia’s Class A common stock, and are credited to a participant’s account during the period between the date the RSUs are granted and the date such RSUs are settled, on such terms as determined by the plan administrator, and are paid upon vesting.

Vesting

The plan administrator may determine any vesting conditions that shall apply to awards under the Equity Plan; provided that the Emergence-related equity awards will vest as set forth in the Equity Plan. In addition, any RSU Awards may be granted as performance awards, meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions

In the event of certain transactions and events affecting iHeartMedia’s Class A common stock, such as stock dividends, stock splits, mergers, reorganizations, spin-offs, liquidation, and other similar corporate transactions or events, if an adjustment is determined by the Board to be reasonably appropriate in order to prevent the dilution or enlargement of the rights of participants under the Equity Plan, then the Board will make equitable adjustments to the Equity Plan and outstanding awards subject to the terms of the Equity Plan. The Board also has broad discretion to take similar action under the Equity Plan, as well as make adjustments to the terms and conditions of existing and future awards, as it may determine appropriate and equitable in other types of corporate transactions or events,

In the event of a change in control (as defined in the Equity Plan) of iHeartMedia, all outstanding awards will immediately vest in full and become exercisable, as applicable, unless otherwise specified in the relevant award agreement governing such award.

Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability; Participant Payments

The plan administrator may determine award terms and conditions otherwise inconsistent with the Equity Plan if the plan administrator determines such terms and conditions to be necessary in order to facilitate grants of awards subject to the laws, tax policies or customs of countries outside of the United States. With limited exceptions for estate planning and the laws of descent and distribution, awards under the Equity Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Equity Plan, such obligations shall be satisfied pursuant to a net withholding of an applicable number of shares; provided, that the plan administrator may, in its discretion, accept cash or such other form of consideration as it deems suitable in satisfaction of such obligations.

Plan Amendment and Termination

The Board may amend the Equity Plan at any time; provided that no such action will amend the terms of the Management Reserve grants or have a material adverse effect on the rights of any participant with respect to such participant’s outstanding awards under the Equity Plan. As noted above, the Equity Plan terminated in April 2021 in connection with the adoption of our 2021 Long-Term Incentive Award Plan. As such, we are not able to grant future awards under the Equity Plan; however, the terms and conditions of the Equity Plan continue to govern any outstanding awards thereunder.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2021 are set forth in the table below. Robert W. Pittman and Richard J. Bressler are employees of iHeartMedia; therefore, they do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as iHeartMedia’s Chief Executive Officer and Mr. Bressler’s compensation for his service as iHeartMedia’s President, Chief Operating Officer and Chief Financial Officer is included in the Summary Compensation Table above.

The following describes the compensation program we maintained for our non-employee directors in 2021.

2021 Director Compensation

Directors who were not executives of iHeartMedia were eligible to receive cash director fees with respect to their service in 2021 as follows:

Board Membership	$150,000

Lead Independent Director	$50,000

Audit Committee Chair	$25,000

Audit Committee Member	$15,000

Compensation Committee Chair	$20,000

Compensation Committee Member	$10,000

N&CG Committee Chair	$10,000

N&CG Committee Member	$7,500

In addition, each non-employee director is entitled to receive an annual equity award consisting of RSUs with an aggregate value of $150,000.

In connection with our Emergence, the Board approved the election by each of Messrs. Barber, Gerstner, Mahoney, Rasulo and Ms. Sivaramakrishnan to receive their annual grants as upfront annual awards for each of 2019, 2020 and 2021. As a result, each of received awards of 23,684 restricted stock units on May 30, 2019, representing upfront annual awards for each of 2019, 2020 and 2021.

In addition, as approved by the Board, (i) each of Messrs. Barber, Gerstner, Mahoney and Rasulo elected to receive 23,684 RSUs in lieu of their $150,000 annual cash retainer for three years, with a collective value of $450,000 for each director; (ii) Ms. Sivaramakrishnan elected to receive 9,473 RSUs in lieu of 40% of her $150,000 annual cash retainer for three years, with a collective value of $180,000; and (iii) Ms. Sivaramakrishnan elected to receive 11,842 RSUs in lieu of the remaining 60% of her $150,000 annual cash retainer for two years, with a collective value of $270,000.

The number of RSUs subject to each grant described above was determined by dividing the applicable dollar-denominated value by a pre-determined stock price of $19.00, rather than the actual fair market value on the grant date ($16.50), and vest as follows (subject to the director’s continued service on the Board through the applicable vesting date):

●

the RSUs granted in lieu of the annual cash retainers vested one-twelfth (1/12) on July 1, 2019, and the remaining RSUs vested or will vest as to one-twelfth (1/12) on the first day of each of the following eleven subsequent quarters;

●

the RSUs representing annual upfront awards for each of 2019, 2020 and 2021 vested or will vest as to (a) one-third (1/3) on May 30, 2020, (b) one-third (1/3) on the date of iHeartMedia’s annual meeting of stockholders in 2021 and (c) the remaining one-third (1/3) on the earlier of the date of iHeartMedia’s annual meeting of stockholders in 2022 or May 30, 2022.

In connection with her appointment to the Board in October 2020, Ms. Mills elected to receive 49,200 RSUs in lieu of her annual equity awards for 2020, 2021 and 2022, with a collective value of approximately $400,000 (based on our stock price on October 1, 2020). These RSUs vested or will vest: (i) as to 8/32nds of the RSUs on the date of the Company’s annual meeting of stockholders in 2021; (ii) as to 12/32nds of the RSUs on the earlier of May 30, 2022 and the Company’s annual meeting of stockholders in 2022; and (iii) as to 12/32nds of the RSUs on the earlier of May 30, 2023 and the Company’s annual meeting of stockholders in 2023, subject to Ms. Mills’ continued service with the Company through the applicable vesting date.

In connection with her appointment to the Board in June 2021, Ms. Monteagudo received an annual equity award consisting of 6,280 RSUs with an aggregate value of $150,000. The RSUs will vest in full on the earlier of May 30, 2022 and the Company’s annual meeting of stockholders in 2022, subject to Ms. Monteagudo’s continued service with the Company through the applicable vesting date.

In each case, the RSU awards will vest in full upon a change in control. If a director is removed from the Board, or iHeartMedia fails to nominate a director for re-election to the Board, in each case, for reasons other than for “cause,” or due to the director’s death or disability, the number of RSUs that would have otherwise vested on the next regularly scheduled vesting date will vest on a pro rata basis (as if the RSUs were subject to monthly vesting from the date of grant) through the date of termination of service as a director.

Following his service on the Board, the Company entered into a consulting agreement with Sean Mahoney, effective as of June 1, 2021, pursuant to which he provides consulting services on certain strategic, financial and investor-relations projects (the “Mahoney Agreement”), until such time that the Mahoney Agreement is terminated by either Mr. Mahoney or the Company. The Company pays Mr. Mahoney a fee equal to $50,000 per quarter, with such amount pro-rated for any partial quarter during which Mr. Mahoney provides services. The Mahoney Agreement also includes an indemnity of Mr. Mahoney in connection with his services, as well as a typical confidentiality covenant.

The following table sets forth information regarding the compensation paid to our non-employee directors for the year ended December 31, 2021.

2021 Director Compensation Table

Name	Fees Earned(b)	Stock Awards(c)(d)	All Other Compensation	Total

Gary Barber	$27,500	-	-	$27,500

Brad Gerstner	$25,000	-	-	$25,000

Sean Mahoney	$22,917	-	$100,000(e)	$122,917

Cheryl Mills	$159,375	-	-	$159,375

James A. Rasulo	$80,625	-	-	$80,625

Kamakshi Sivaramakrishnan	$17,500	-	-	$17,500

Graciela Monteagudo(a)	$96,250	$149,590	-	$245,840

(a)	Graciela Monteagudo was appointed to the iHeartMedia Board of Directors effective June 2, 2021.
(b)	Amounts reflect the cash retainer fees earned by our non-employee directors in 2021.
(c)

The amounts shown for the directors for 2021 represents the full grant date fair value of time-vesting RSUs awarded to them by iHeartMedia in 2021; Ms. Monteagudo’s grant was awarded on June 2, 2021 and her award is computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates are required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU awards made to directors in Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 23, 2022.

(d)

As of December 31, 2021, Mr. Barber held a total of 9,869 outstanding RSUs, Mr. Gerstner held a total of 9,869 outstanding RSUs, Mr. Mahoney held a total of 0 outstanding RSUs, Mr. Rasulo held a total of 9,869 outstanding RSUs, Ms. Mills held a total of 36,900 outstanding RSUs, Ms. Sivaramakrishnan held a total of 9,869 outstanding RSUs and Ms. Monteagudo held a total of 6,280 outstanding RSUs.

(e)	Amount reflects payments made to Mr. Mahoney in respect of his provision of consulting services, under the Mahoney Agreement, described in more detail above.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation principles with the long-term interests of iHeartMedia and avoiding rewards or incentive structures that could create unnecessary risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Class A and Class B common stock as of March 17, 2022 by each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock as of such date based solely on the most recently available Schedules 13D and 13G filed with the SEC, as applicable.

The number of shares of Class A common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Class A common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock.

	Class A Common Stock(1,2)		Class B Common Stock(3)		Combined Beneficial Ownership(4)	Fully Converted(5)
	Number	Voting Percentage	Number	Percentage of Class	Percentage

5% Class A Stockholders(6)

Pacific Investment Management Company LLC (“PIMCO”)(7)	22,682,770	18.8%	1,678,561	7.8%	19.9%	16.5%

Global Media & Entertainment Investments Ltd(8)	9,631,329	8.0%	-	-	8.0%	6.5%

The Vanguard Group, Inc.(9)	9,476,613	7.8%	-	-	7.8%	6.4%

BlackRock, Inc.(10)	7,474,421	6.2%	-	-	6.2%	5.1%

*	Less than 1%.
(1)	Applicable percentage of ownership for each holder is based on 120,983,728 shares of Class A common stock outstanding on March 17, 2022.
(2)

This table reflects, and the column “Combined Beneficial Ownership Percentage” assumes the conversion of, all Class B common stock and Special Warrants that are currently convertible or convertible on or before May 16, 2022 in compliance with certain ownership limitations imposed by our certificate of incorporation and/or FCC regulations in effect as of March 17, 2022. Pursuant to our certificate of incorporation, in certain circumstances, we may restrict the ownership, or proposed ownership, of shares of our Class A common stock, Class B common stock or Special Warrants by any person or entity.

(3)	Applicable percentage of ownership for each holder is based on 21,430,500 shares of Class B common stock outstanding on March 17, 2022.
(4)

Reflects beneficial ownership of Class A common stock as defined in Rule 13d-3(d)(1) of the Exchange Act. The percentage is calculated as all Class A common stock, Class B common stock and Special Warrants held by the reporting person that are currently convertible or convertible on or before May 16, 2022 in compliance with certain ownership limitations imposed by FCC regulations as of March 17, 2022, divided by the number of Class A common stock outstanding plus all such shares of Class B common stock and Special Warrants held by such reporting person.

(5)

The percentage is calculated as all Class A common stock, Class B common stock and Special Warrants held by the reporting person that are currently convertible or convertible on or before May 16, 2022 in compliance with certain ownership limitations imposed by FCC regulations as of March 17, 2022, divided by all Class A common stock assuming the conversion of all outstanding Class B common stock and exercise of all outstanding Special Warrants, held by any holder, into Class A common stock. Applicable percentage of ownership for each holder is based on 120,983,728 shares of Class A common stock outstanding, 21,430,500 shares of Class B common stock outstanding and 5,293,069 Special Warrants outstanding on March 17, 2022.

(6)

In accordance with Instruction 3 to Item 403 of Regulation S-K, this table is based solely on information contained in Schedules 13D and 13G filed with the SEC reporting beneficial ownership of more than 5 percent of our Class A common stock, except as specifically noted.

(7)

As reported on Schedule 13G/A filed on February 14, 2022 with respect to beneficial ownership of the Company’s Class A common stock as of December 31, 2021. The securities reported are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. PIMCO reports beneficial ownership with respect to 24,361,331 shares of the Company’s Class A common stock, which reflects sole dispositive power over all such shares and sole voting power with respect to 22,660,653 of such shares. The shares of Class A common stock beneficially owned are comprised of 22,682,770 issued shares of Class A common stock and 1,678,561 shares of Class B common stock convertible into Class A common stock on or before May 16, 2022 in compliance with FCC Regulatory Limitations in effect as of March 17, 2022. The business address of each reporting person is 650 Newport Center Drive, Newport Beach, CA 92660.

(8)

As reported on Schedule 13D/A filed on March 15, 2021 with respect to beneficial ownership of the Company’s Class A common stock as of February 5, 2021. The securities reported were reported as beneficially owned by Global Media & Entertainment Investments Ltd (formerly known as Honeycomb Investments Limited), a company organized under the laws of the Bahamas (“Global”), as to the Shares directly owned by it; The Global Media & Entertainment Investments Trust (formerly known as The Honeycomb Trust), a trust organized under the laws of the Bahamas (the “Trust”), as the sole stockholder of Global; James Hill, a citizen of the United Kingdom, and Simon Groom, a citizen of the United Kingdom (each individually a “Trustee” and collectively, the “Trustees”), as the trustees of Trust; and Michael Tabor, a citizen of the United Kingdom (the “Beneficiary”), as the beneficiary of the Trust. Global and each of the other reporting persons has shared voting and dispositive power with respect to the securities reported. The principal business address of Global, is c/o Rhone Services, Building # 2, Western Business Center, Mount Pleasant Village, Western Road, P.O. Box SP-63131, Nassau, Bahamas. The principal business address of the Trust is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Trustees is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Beneficiary is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco.

(9)

As reported on Schedule 13G filed on February 10, 2022 with respect to beneficial ownership of the Company’s Class A common stock on December 31, 2021. The securities reported are beneficially owned by The Vanguard Group, Inc., which has shared voting power with respect to 148,741 shares of the Company’s Class A common stock, sole dispositive power with respect to 9,228,788 shares of the Company’s Class A common stock and shared dispositive power with respect to 247,825 of the Company’s Class A common stock. The business address of the reporting person is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.

(10)

As reported on Schedule 13G/A filed on February 3, 2022 with respect to beneficial ownership of the Company’s Class A common stock on December 31, 2021. The securities reported are beneficially owned by BlackRock, Inc., which has sole voting power with respect to 7,327,918 shares of the Company’s Class A common stock and sole dispositive power with respect to the securities reported. The business address of the reporting person is 55 East 52nd Street, New York, New York 10055.

Ownership of our Class A and Class B common stock and the Special Warrants may be subject to compliance with various regulatory requirements, including those arising under Federal Communications Laws, federal securities laws, including Section 13 of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Section 203 of the General Corporation Law of the State of Delaware.

The following table sets forth information regarding beneficial ownership of our Class A common stock as of March 17, 2022, by each of our directors (which includes all nominees); our named executive officers; and all of our directors and executive officers as a group. Shares of our Class A common stock issuable under restricted stock units that will vest and stock options that will be exercisable on or before May 16, 2022, are deemed beneficially owned for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of all directors and executive officers is 20880 Stone Oak Parkway, San Antonio, TX 78258. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

	Class A Common Stock(1)

	Number	Percentage

Named Executive Officers and Directors

Robert W. Pittman(2)	1,705,010	1.4

Richard J. Bressler(3)	1,550,673	1.3

Brad Gerstner(4)	51,315	*

Samuel E. Englebardt(5)	1,214	*

Cheryl Mills(6)	30,750	*

Graciela Monteagudo(7)	6,280	*

James A. Rasulo(8)	47,368	*

Kamakshi Sivaramakrishnan(9)	44,999	*

Michael B. McGuinness(10)	55,498	*

Jordan R. Fasbender(11)	21,642	*

Scott D. Hamilton(12)	13,496	*

All executive officers and directors as a group (11 individuals)(13)	3,528,245	2.9%

*	Less than 1%.
(1)	Applicable percentage of ownership for each holder is based on 120,983,728 shares of Class A common stock outstanding on March 17, 2022.

(2)

Represents 699,052 shares of Class A common stock and stock options that have vested or will vest by May 16, 2022 representing the right to purchase 984,226 shares of Class A common stock and 21,732 shares of Class A common stock held by Pittman CC, LLC, an entity 96% owned by Mr. Pittman.

(3)	Represents 566,447 shares of Class A common stock and stock options that have vested or will vest by May 16, 2022 representing the right to purchase 984,226 shares of Class A common stock.
(4)	Represents 41,446 shares of Class A common stock and 9,869 RSUs that will vest by May 16, 2022 held by Mr. Gerstner.
(5)	Represents 1,214 RSUs that will vest by May 16, 2022 held by Mr. Englebardt.
(6)	Represents 12,300 shares of Class A common stock held by Ms. Mills and 18,450 RSUs that will vest by May 16, 2022 held by Ms. Mills.
(7)	Represents 6,280 RSUs that will vest by May 16, 2022 held by Ms. Monteagudo.
(8)	Represents 37,499 shares of Class A common stock and 9,869 RSUs that will vest by May 16, 2022 held by Mr. Rasulo.
(9)	Represents 35,130 shares of Class A common stock and 9,869 RSUs that will vest by May 16, 2022 held by Ms. Sivaramakrishnan.
(10)

Represents 33,598 shares of Class A common stock and stock options that have vested or will vest by May 16, 2022 representing the right to purchase 21,900 shares of Class A common stock held by Mr. McGuinness.

(11)

Represents 7,767 shares of Class A common stock and stock options that have vested or will vest by May 16, 2022 representing the right to purchase 13,875 shares of Class A common stock held by Ms. Fasbender.

(12)

Represents 6,246 shares of Class A common stock and stock options that have vested or will vest by May 16, 2022 representing the right to purchase 7,250 shares of Class A common stock held by Mr. Hamilton.

(13)

Represents 1,439,485 shares of Class A common stock, vested stock options representing the right to purchase 2,011,477 shares of Class A common stock and 55,551 RSUs that will vest by May 16, 2022 held by our directors and executive officers as a group as of March 17, 2022 and 21,732 shares of Class A common stock held by Pittman CC, LLC.

Delinquent Section 16 Reports

Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2021 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements, other than one Form 4 filed by Robert W. Pittman reporting one transaction and the Form 3 for Jordan R. Fasbender.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Relationships and Transactions

As part of the employment agreement for Robert W. Pittman, we have agreed to provide him with an aircraft for his personal and business use during the term of his employment. On December 23, 2013, one of our subsidiaries entered into an aircraft lease with FalconAgain, Inc., a company controlled by Mr. Pittman (“FalconAgain”), to lease an airplane for his use. On July 30, 2019, following prior review and approval by the Company’s Audit Committee, we extended the lease until May 1, 2023 (the “Lease Extension”). The Audit Committee’s review included an assessment to confirm the consistency of the proposed total costs of the Lease Extension with all-in costs for leasing similar aircraft from third-party providers. The Lease Extension provides that we pay a monthly lease payment of $41,477 during the term of the Lease Extension prorated, as applicable, for the first and last month of the Lease Extension. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). During the year ended December 31, 2021, we paid FalconAgain $497,720.

Policies and Procedures for Related Person Transactions

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and, among others, any of our executive officers, directors or nominees for director or beneficial owner of more than 5% of any class of iHeartMedia’s voting securities, or their family members or the entities such individuals control (each a “Related Party”). Such transactions must be approved by the Audit Committee of our Board or by a majority of disinterested directors (if any Audit Committee members are involved in such transaction), except that no such approval shall be required for, among other things, certain exempt transactions provided in Item 404 of Regulation S-K. In reviewing such transactions, the Audit Committee must review the known, relevant material facts and circumstances, including (to the extent applicable) the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties or to employees generally; the extent of the Related Party’s interest in the transaction; and whether the Related Party Transaction is overall, in or not inconsistent with the best interests of the Company. In addition, if our management, in consultation with our Chief Executive Officer or President, Chief Financial Officer and Chief Operating Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers:

Name	Age	Position

Robert W. Pittman	68	Chief Executive Officer and Chairman

Richard J. Bressler	64	President, Chief Financial Officer, Chief Operating Officer and Director

Michael B. McGuinness	45	Executive Vice President – Finance and Deputy Chief Financial Officer

Jordan R. Fasbender	39	Executive Vice President, General Counsel and Secretary

Scott D. Hamilton	52	Senior Vice President, Chief Accounting Officer and Assistant Secretary

(1)	See “Proposal One—Election of Directors” for more information about Mr. Pittman and Mr. Bressler

Robert W. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. For additional biographical information regarding Mr. Pittman, see “Proposal One—Election of Directors.”

Richard J. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. For additional biographical information regarding Mr. Bressler, see “Proposal One—Election of Directors.”

Michael B. McGuinness has served as our Executive Vice President – Finance and Deputy Chief Financial Officer of iHeartMedia, Inc. since September 2019. From March 2016 to 2019, Mr. McGuinness was the Senior Vice President, Chief Accounting Officer and Treasurer of The Hain Celestial Group. From 2008 to 2016, Mr. McGuinness was at Monster Worldwide, Inc. in various finance positions within the company, most recently as Executive Vice President and Chief Financial Officer. Mr. McGuinness hold a B.S. from the State University of New York, Albany and is a Certified Public Accountant.

Jordan R. Fasbender has served as our Executive Vice President, General Counsel and Secretary of iHeartMedia since January 2021. Ms. Fasbender previously served as our Executive Vice President, Deputy General Counsel and Secretary from July 2019 to December 2021. From September 2013 to June 2019, Ms. Fasbender served as Senior Vice President and Associate General Counsel at Twenty-First Century Fox, Inc., an entertainment and media company. From September 2008 to July 2013, Ms. Fasbender was an Associate at Weil, Gotshal & Manges LLP, an international law firm. Ms. Fasbender holds a B.A from Emory University and a J.D. from Fordham School of Law.

Scott D. Hamilton has served as our Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia since April 2010. Mr. Hamilton was also the Senior Vice President, Chief Accounting Officer and Assistant Secretary of CCOH from April 2010 to May 2019. Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc., a multinational telecommunications company, from October 2008 to April 2010 and served in various other accounting and finance positions, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PwC from September 1992 until September 2004 in various roles including audit, global capital markets transaction services based in London, UK and technical accounting consulting services as part of PwC’s national office. Mr. Hamilton holds a B.B.A degree in Accounting from Abilene Christian University and is a Certified Public Accountant.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING OF STOCKHOLDERS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The Record Date for the Annual Meeting is March 17, 2022. You are entitled to vote at the Annual Meeting only if you are a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. The holders of our Class B common stock are not entitled to vote on any matter before the Annual Meeting. At the close of business on March 17, 2022, there were 120,983,728 shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting.

AM I ENTITLED TO VOTE IF I HOLD CLASS B COMMON STOCK OR SPECIAL WARRANTS?

The holders of our Class B common stock and our Special Warrants issued in connection with our emergence from Chapter 11 are not entitled to vote on any matter before the Annual Meeting. If the holders of our Class B common stock convert their shares to Class A common stock or the holders of our Special Warrants exercise such warrants for shares of Class A common stock after the Record Date of March 17, 2022, such Class A common stock will not be entitled to vote at the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the meeting constitutes a quorum for the transaction of business.

WHO CAN ATTEND AND VOTE AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS?

Class A stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/IHRT2022. To participate and vote at the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. Class B stockholders may also join the Annual Meeting as a “Guest.” The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin shortly before the meeting time, and you should allow ample time for check-in procedures.

WHY HOLD A VIRTUAL MEETING?

In light of the ongoing COVID-19 pandemic, we are hosting a virtual meeting this year as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting. A virtual meeting also enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/IHRT2022. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on the Annual Meeting login page.

WILL THERE BE A QUESTION AND ANSWER SESSION DURING THE ANNUAL MEETING?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by stockholders during or prior to the meeting that are pertinent to the Company and the meeting matters, for 15 minutes after the completion of the Annual Meeting, which the Company found was more than sufficient at the 2021 Annual Meeting. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2022 Annual Meeting of Stockholders?” will be permitted to submit questions during the Annual Meeting. If you would like to submit questions in advance of the Annual Meeting, please visit proxyvote.com before 11:59 P.M. Eastern Time on May 9, 2022 and enter your 16-digit control number. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

●	irrelevant to the business of the Company or to the business of the Annual Meeting;

●	related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;

●	related to any pending, threatened or ongoing litigation;

●	related to personal grievances;

●	derogatory references to individuals or that are otherwise in bad taste;

●	substantially repetitious of questions already made by another stockholder;

●	in excess of the two question limit;

●	in furtherance of the stockholder’s personal or business interests; or

●	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2022 Annual Meeting of Stockholders?”.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting until a quorum is present or represented.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

HOW CAN I OBTAIN A PAPER COPY OF THE 2021 ANNUAL REPORT?

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including consolidated financial statements but not including exhibits, to each of our stockholders of record on March 17, 2022, and to each beneficial stockholder on that date upon written request made to Jordan R. Fasbender, Secretary, iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258. A reasonable fee will be charged for copies of requested exhibits.

HOW DO I VOTE?

We recommend that stockholders vote prior to the meeting by proxy even if they plan to attend the Annual Meeting and vote during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on May 9, 2022. In light of possible disruptions or delays in mail service related to the COVID-19 pandemic, we encourage stockholders to submit their proxy via telephone or the Internet.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date;

•	by granting a subsequent proxy through the Internet or telephone;

•	by giving written notice of revocation to the Secretary of iHeartMedia prior to the Annual Meeting; or

•	by voting during the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote during the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote during the Annual Meeting by obtaining your 16-digit control number from your bank or broker or otherwise voting through your bank or broker.

WHO WILL COUNT THE VOTES?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Proposal	Voting Standard	Effect of Votes Withheld/Abstentions And Broker Non-Votes

Proposal No. 1: To elect Cheryl Mills, Robert W. Pittman and James A. Rasulo to our board of directors to serve as Class III directors, each for a one-year term ending at the 2023 Annual Meeting of Stockholders

	Plurality of votes cast	Votes withheld and broker non-votes will have no effect.

Proposal No. 2: To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022	Majority of votes cast	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	Majority of votes cast	Abstentions and broker non-votes will have no effect.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on the election of directors, and abstentions will have no effect on the other proposals to be considered at the Annual Meeting.

WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of EY as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the approval of the compensation of our named executive officers. Broker non-votes count for purposes of determining whether a quorum is present.

WHERE CAN I FIND THE VOTING RESULTS OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS?

We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

ADDITIONAL INFORMATION

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 20880 Stone Oak Parkway, San Antonio, TX 78258. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than November 29, 2022. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Secretary, Jordan R. Fasbender.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2023 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on February 9, 2023 and not before the opening of business on January 10, 2023. However, if the 2023 annual meeting of stockholders is more than 30 days earlier or later than the first anniversary of the 2022 Annual Meeting, notice must be so delivered or received no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which public disclosure of the date of such annual meeting was made. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2023 annual meeting of stockholders.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2023 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023.

Householding of Annual Meeting Materials

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials for the Annual Meeting or in the future, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Other Matters

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of iHeartMedia who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 17, 2022, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO JORDAN R. FASBENDER, SECRETARY, IHEARTMEDIA, INC., 20880 STONE OAK PARKWAY, SAN ANTONIO, TX 78258. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors,

Jordan R. Fasbender

Executive Vice President, General Counsel and Secretary

San Antonio, TX

March 29, 2022

ANNEX A

Supplemental Disclosure Regarding Non-GAAP Financial Information

Non-GAAP Financial Measures

We define Adjusted EBITDA as consolidated Operating income (loss) adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses and SG&A expenses, and share-based compensation expenses included within SG&A expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating expense, net. Alternatively, Adjusted EBITDA is calculated as Net income (loss), adjusted to exclude Income tax (benefit) expense, Interest expense, net, Depreciation and amortization, Loss (gain) on investments, net, Other expense, net, Equity in loss of nonconsolidated affiliates, net, Impairment charges, Other operating expense, net, Share-based compensation expense, and restructuring and reorganization expenses. Restructuring expenses primarily include expenses incurred in connection with cost-saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company’s operations during a normal business cycle.

We use Adjusted EBITDA, among other measures, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry. Since Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or net income (loss) as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. Because it excludes certain financial information compared with operating income and compared with consolidated net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

We define Free Cash Flow as Cash provided by operating activities less capital expenditures, which is disclosed as Purchases of property, plant and equipment in the Company’s Consolidated Statements of Cash Flows. We define Adjusted Free Cash Flow as Free Cash Flow further adjusted to include proceeds from real estate sales. We use Free Cash Flow and Adjusted Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide them with a view of the Company’s liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations; and include proceeds from real estate sales in the case of Adjusted Free Cash Flow. In addition, we believe that Free Cash Flow and Adjusted Free Cash Flow helps improve investors’ ability to compare our liquidity with that of other companies.

Since Free Cash Flow and Adjusted Free Cash Flow are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow and Adjusted Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

	Year Ended December 31,

(In thousands)	2021	2020

Operating income (loss)	$154,857	$(1,737,624)

Depreciation and amortization	469,417	402,929

Impairment charges[1]	57,734	1,738,752

Other operating expense, net[2]	32,320	11,344

Share-based compensation expense	23,543	22,862

Restructuring expenses	73,262	100,410

Adjusted EBITDA	$811,133	$538,673

1

Impairment charges in the twelve months ended December 31, 2021 includes $44.3 million related to impairments of right-of-use assets and $13.4 million related to leasehold improvements as a result of proactive decisions by management to abandon and sublease a number of operating leases in connection with strategic actions to streamline the Company’s real estate footprint as part of the Company’s modernization initiatives aimed at reducing our structural cost base. Impairment charges of $1.7 billion in the twelve months ended December 31, 2020 related primarily to impairments recognized on indefinite-lived intangible assets and goodwill as a result of the estimated adverse effects caused by the COVID-19 pandemic on future cash flows.

2	Increase in Other operating expense, net is driven by net losses recognized in relation to sales of real estate.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Year Ended December 31,

(In thousands)	2021	2020

Net income (loss)	$(158,389)	$(1,915,222)

Income tax (benefit) expense	8,391	(183,623)

Interest expense, net	332,384	343,745

Depreciation and amortization	469,417	402,929

EBITDA	$651,803	$(1,352,171)

(Gain) loss on investments, net	(43,643)	9,346

Other (income) expense, net	14,976	7,751

Equity in (income) loss of nonconsolidated affiliates	1,138	379

Impairment charges	57,734	1,738,752

Other operating expense, net	32,320	11,344

Share-based compensation expense	23,543	22,862

Restructuring expenses	73,262	100,410

Adjusted EBITDA	$811,133	$538,673

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free cash flow including net proceeds from real estate sales

	Year Ended December 31,

(In thousands)	2021	2020

Cash provided by operating activities	$330,573	$215,945

Purchases of property, plant and equipment	(183,372)	(85,205)

Free cash flow	$147,201	$130,740

Net proceeds from real estate sales[1]	22,154	-

Free cash flow including net proceeds from real estate sales	$169,355	$130,740

1

During 2021, we deployed significant capital expenditures to accelerate the proactive streamlining of our real estate footprint aimed at reducing our structural cost base. This initiative has succeeded in making certain real estate assets redundant, enabling the Company to sell such assets to partially fund the initiative’s gross capital expenditures.

IHEARTMEDIA, INC. 20880 STONE OAK PKWY SAN ANTONIO, TX 7858

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2022 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IHRT2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2022 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	0000544823_1 R1.0.0.24 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Class III Directors	☐	☐	☐
Nominees

01) Cheryl Mills
02) Robert W. Pittman
03) James A. Rasulo

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐
3.	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

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0000544823_2 R1.0.0.24

IHEARTMEDIA, INC.

Annual Meeting of Stockholders

May 10, 2022 10:00 AM Eastern Time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert W. Pittman, Richard J. Bressler and Jordan R. Fasbender, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock of iHeartMedia, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Eastern Time on May 10, 2022, via a live webcast at www.virtualshareholdermeeting.com/IHRT2022, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side